================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 8-K/A

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     DATE OF REPORT  (DATE OF EARLIEST EVENT REPORTED):    June 15, 1998
                        UNITED STATES FILTER CORPORATION

             (Exact name of registrant as specified in its charter)

       DELAWARE                                         33-0266015
 (State or other jurisdiction                        (I.R.S. Employer
  of incorporation or                                Identification No.)
  organization)

40-004 COOK STREET, PALM
       DESERT, CA                                         92211
(Address of principal                                   (Zip Code)
 executive offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (760) 340-0098

===============================================================================

ITEM 5.  OTHER EVENTS

     As previously announced, on June 15, 1998, United States Filter Corporation (the "Company") completed the acquisition of Culligan Water Technologies, Inc. ("Culligan"). The acquisition was effected by means of the merger (the "Merger") of Palm Water Acquisition Corp., a wholly owned subsidiary of the Company, with and into Culligan, with Culligan surviving the Merger as a wholly owned subsidiary of the Company.


     This transaction has been accounted for as a pooling of interests and accordingly, the consolidated financial statements and notes thereto of the Company have been restated to include the accounts and operations of Culligan. Such restated consolidated financial statements and notes thereto are included herein. Additionally, Selected Consolidated Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations for the Company have been restated to reflect the acquisition of Culligan and are also included herein.


ITEM 7.  FINANCIAL STATEMENTS

Index to Consolidated Financial Statements ...............................................................        19
Independent Auditor's Report-KPMG Peat Marwick LLP .......................................................        20
Report of Independent Auditors-Ernst & Young LLP .........................................................        21
Consolidated Financial Statements (as restated for the acquisition of Culligan, accounted for as a pooling of interests):
Consolidated Balance Sheets as of March 31, 1997 and 1998 ................................................        22
Consolidated Statements of Operations for the years ended
 March 31, 1996, 1997 and 1998 ...........................................................................        23
Consolidated Statements of Shareholders' Equity for the years
 ended March 31, 1996, 1997 and 1998 .....................................................................        24
Consolidated Statements of Cash Flows for the years ended
 March 31, 1996, 1997 and 1998 ...........................................................................        25
Notes to Consolidated Financial Statements ...............................................................        27

SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data of the Company set forth below are derived from the Company's audited consolidated financial statements and related notes thereto. Each fiscal year of the Company is ended March 31. The selected consolidated financial data should be read in conjunction with and is qualified in its entirety by the Company's consolidated financial statements and related notes thereto and other financial information included elsewhere herein.

                                                                      FISCAL YEAR ENDED MARCH 31,(1)
                                                  -----------------------------------------------------------------------
                                                    1994(2)       1995(3)        1996(4)        1997(5)        1998(6)
                                                  -----------   ------------   ------------   ------------   ------------
                                                                   (in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenues                                          $884,782      1,110,816      1,395,247      2,135,424      3,740,324

Cost of sales                                      648,737        814,663      1,005,336      1,582,196      2,740,787
                                                  --------      ---------      ---------      ---------      ---------

       Gross Profit                                236,045        296,153        389,911        553,228        999,537

Selling, general and administrative expenses       228,047        262,985        326,912        447,644        725,249
Purchased in-process research and
   development                                           -              -              -              -        355,308
Merger, restructuring, acquisition and other
   related charges                                       -          5,917              -          5,581        150,582
                                                  --------      ---------      ---------      ---------      ---------
                                                   228,047        268,902        326,912        453,225      1,231,139
                                                  --------      ---------      ---------      ---------      ---------
       Operating income (loss)                       7,998         27,251         62,999        100,003       (231,602)
Other income (expense):
       Interest expense                            (18,185)       (27,892)       (28,706)       (31,999)       (63,790)
       Interest and other income                    (3,036)         3,448         10,366         11,334         38,212
                                                  --------      ---------      ---------      ---------      ---------
                                                   (21,221)       (24,444)       (18,340)       (20,665)       (25,578)
                                                  --------      ---------      ---------      ---------      ---------
       Income (loss) before income tax
          expense                                  (13,223)         2,807         44,659         79,338       (257,180)
Income tax expense                                   2,070         14,582         35,239         30,945         48,221
                                                  --------      ---------      ---------      ---------      ---------

       Net income (loss)                          $(15,293)       (11,775)         9,420         48,393       (305,401)
                                                  ========      =========      =========      =========      =========

PER COMMON SHARE DATA:(7)
Basic:
 Net income (loss)                                  $(0.26)         (0.19)          0.11           0.47          (2.18)
                                                  ========      =========      =========      =========      =========
 Weighted average number of common
    shares outstanding                              61,060         64,991         78,953        102,250        139,867
                                                  ========      =========      =========      =========      =========

Diluted:
 Net income (loss)                                  $(0.26)         (0.19)          0.11           0.45          (2.18)
                                                  ========      =========      =========      =========      =========
 Weighted average number of common
    shares outstanding                              61,060         64,991         80,252        106,609        139,867
                                                  ========      =========      =========      =========      =========

CONSOLIDATED BALANCE SHEET DATA
(END OF PERIOD):
Working capital                        $158,957   155,683     214,205     594,575     704,423
Total assets                           $761,241   887,064   1,295,886   2,734,925   4,465,445
Notes payable and long-term debt,
    including current portion          $200,802   200,685     123,172     134,711   1,098,071
Convertible subordinated debt          $ 60,000   105,000     200,000     554,000     554,000
Shareholders' equity                   $224,059   248,792     526,479   1,219,470   1,591,438
----------

(1) The historical consolidated financial data for the fiscal years ended March 31, 1994, 1995, 1996, 1997 and 1998 have been restated to include the accounts and operations of Culligan which was merged with the Company in June 1998, and accounted for as a pooling of interests. Separate results of operations of the Company and Culligan for the years ended March 31, 1994 through March 31, 1998 are presented below:

                                                                  FISCAL YEAR ENDED MARCH 31
                                             ---------------------------------------------------------------------
                                               1994(2)       1995(3)        1996(4)        1997(5)       1998(6)
                                             -----------   ------------   ------------   ------------   ----------
                                                             (in thousands, except per share data)
REVENUES
Company (as previously reported)             $620,709        830,765      1,090,745      1,764,406      3,234,580
Culligan                                      264,073        280,051        304,502        371,018        505,744
                                             --------      ---------      ---------      ---------      ---------
                                             $884,782      1,110,816      1,395,247      2,135,424      3,740,324
                                             ========      =========      =========      =========      =========

OPERATING INCOME (LOSS)
Company (as previously reported)             $  3,999         40,721         61,385         66,020       (235,209)
Culligan                                        3,999        (13,470)         1,614         33,983          3,607
                                             --------      ---------      ---------      ---------      ---------
                                             $  7,998         27,251         62,999        100,003       (231,602)
                                             ========      =========      =========      =========      =========

NET INCOME (LOSS)
Company (as previously reported)             $ (2,773)        24,621         30,699         32,508       (299,779)
Culligan                                      (12,520)       (36,396)       (21,279)        15,885         (5,622)
                                             --------      ---------      ---------      ---------      ---------
                                             $(15,293)       (11,775)         9,420         48,393       (305,401)
                                             ========      =========      =========      =========      =========


NET INCOME (LOSS) PER COMMON SHARE (7):
 Basic:
  As previously reported                     $  (0.11)          0.68           0.62           0.51          (3.13)
  As restated                                $  (0.26)         (0.19)          0.11           0.47          (2.18)

 Diluted:
  As previously reported                     $  (0.11)          0.66           0.61           0.49          (3.13)
  As restated                                $  (0.26)         (0.19)          0.11           0.45          (2.18)

(2) The fiscal year ended March 31, 1994 includes four months of results of Ionpure Technologies Corporation and IP Holding Company ("Ionpure"), acquired December 1, 1993 and accounted for as a purchase. Selling, general and administrative expenses for the year ended March 31, 1994 reflect four months of integration of Ionpure, certain charges totaling $2.4 million related to the rationalization of certain wastewater operations and the write-off of certain intangibles in the Company's Continental Penfield subsidiary totaling $3.7 million. In addition, the year ended March 31, 1994 includes a charge of $8.9 million to reflect a plan to shutdown and reorganize certain operations of Davis. Fiscal 1994 includes seven months of operations of Culligan and five months of operations of its predecessor.

(3) The fiscal year ended March 31, 1995 includes the results of operations of Smogless S.p.A., Crouzat S.A., Sation S.A., Seral Erich Alhauser GmbH and the Cereflo ceramic product line from the dates of their respective acquisitions, accounted for as purchases. Results for this period include expenses incurred of $5.9 million related to a restructuring plan to consolidate the production facilities and administrative functions of certain Culligan operations in Europe.

(4) The fiscal year ended March 31, 1996 includes the results of operations of The Permutit Company Limited and The Permutit Company Pty Ltd., Interlake Water Systems, Arrowhead Industrial Water Inc. and Polymetrics Inc. from the dates of their respective acquisitions, accounted for as purchases. Selling, general and administrative expenses for the year ended March 31, 1996 includes charges totaling $3.2 million related to the write-down of certain patents and equipment of Zimpro.

(5) The fiscal year ended March 31, 1997 includes the results of operations of USG, WaterPro, WSMG, and PED from the dates of their respective acquisitions, accounted for as purchases. The year ended March 31, 1997 also includes merger expenses of $5.6 million, related to the acquisition of Davis, which was accounted for as a pooling of interests. Costs of goods sold for the year ended March 31, 1997 includes charges recorded by Kinetics totaling $26.0 million related to certain unreimbursed project costs. Selling, general and administrative expenses for the year ended March 31, 1997 includes charges totaling $6.8 million for increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables the write-down of certain assets and the establishment of certain accruals.

(6) The fiscal year ended March 31, 1998 includes the results of operations for Memtec from the date of its acquisition on December 9, 1997, accounted for as a purchase. The year ended March 31, 1998 also includes a charge of $299.5 million related to the acquisition from Memtec of certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. Additionally the Company recorded charges totaling $141.1 million related to a restructuring plan that the Company implemented concurrent with the acquisitions of Memtec and Kinetics. Cost of goods sold for the year ended March 31, 1998 includes charges recorded by Kinetics totaling $13.7 million related to certain unreimbursed project costs. Selling, general and administrative expenses for the year ended March 31, 1998 includes charges recorded by Kinetics totaling $3.6 million related to increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables, the write down of certain assets and the establishment of certain accruals. This period also includes the results of the Water Filtration Business of Ametek, Inc. (the "Water Filtration Business" or "Ametek") and Protean plc ("Protean") from the date of their acquisitions on August 1, 1997 and December 2, 1997, respectively, by Culligan accounted for as purchases. Culligan acquired from Ametek and Protean certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. The estimated market value of such in-process research and development projects was approximately $55.8 million and was expensed during fiscal 1998. The year ended March 31, 1998 also includes a $31.1 million pre-tax gain recorded by Culligan on the sale of its investment in Anvil Holdings, Inc. for total cash proceeds of $50.9 million. The gain is included in other income in the fiscal year ended March 31, 1998. In addition, Culligan recorded charges totaling $9.5 million related to a restructuring plan that Culligan implemented concurrent with its acquisition of Ametek.

(7) Net income (loss) per common share amounts are computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128 after dividends on the Series A Preferred Stock of $0.7 million for the fiscal year ended March 31, 1994, $0.7 million for the fiscal year ended March 1995 and $0.5 million for the fiscal year ended March 31, 1996. The Series A Preferred Stock was converted into shares of Common Stock in March 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS

  The following discussion contained should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere herein.

GENERAL

  Since July 1991, the Company has acquired and integrated more than 150 businesses with substantial expertise in the design and manufacture of systems for the filtration and treatment of water and wastewater. Due to the magnitude of these acquisitions and the integration of the acquired operations with the Company's existing businesses, results of operations for prior periods are not necessarily comparable to or indicative of results of operation for current or future periods.

Results of Operations

  In December 1997 and June 1998 subsidiaries of the Company merged with and into Kinetics and Culligan, respectively, in transactions accounted for as poolings of interests. Historical consolidated financial data for the fiscal years ended March 31, 1996 through March 31, 1998 have been restated to reflect these acquisitions.

  The following table sets forth for the periods indicated certain items in the Selected Consolidated Financial Data as a percentage of total revenues:

                                                                              FISCAL YEAR ENDED MARCH 31,
                                                               -------------------------------------------------------
                                                                      1996                1997                 1998
                                                               --------------       -------------       --------------
Revenues                                                               100.0%              100.0%              100.0 %
Cost of sales                                                           72.1%               74.1%               73.3 %
Gross profit                                                            27.9%               25.9%               26.7 %
Selling, general and administrative expenses                            23.4%               21.0%               19.4 %
Purchased in-process research and development                              -                   -                 9.5 %
Merger, restructuring, acquisition and other related charges               -                 0.3%                4.0 %
Operating income (loss)                                                  4.5%                4.7%               (6.2)%
Interest expense                                                         2.1%                1.5%                1.7 %
Net income (loss)                                                        0.7%                2.3%               (8.2)%

  The following table sets forth a percentage breakdown of the Company's sales by product category for the past three fiscal years:

                                                                                 FISCAL YEAR ENDED MARCH 31,
                                                               -------------------------------------------------------
                                                                      1996                1997                 1998
                                                               --------------       -------------       --------------
     Sales by product category:
     Capital equipment                                                  45%                 48%                  42%
     Services and operations                                            20%                 20%                  22%
     Distribution                                                       20%                 20%                  24%
     Retail and consumer products                                       15%                 12%                  12%

TWELVE MONTHS ENDED MARCH 31, 1998 ("FISCAL 1998") COMPARED WITH TWELVE MONTHS ENDED MARCH 31, 1997 ("FISCAL 1997")

  Revenues

  Revenues for fiscal 1998 were $3.7 billion, an increase of $1.6 billion from $2.1 billion for the comparable period of the prior fiscal year. This 75.2% increase was due primarily to acquisitions completed by the Company after fiscal 1997. For fiscal 1998 revenues from capital equipment sales represented 42% of total revenues, while revenues from services and operations represented 22% of total revenues, revenues from distribution represented 24% of total revenues and revenues from retail and consumer products represented 12% of total revenues. The percentage of revenues from capital equipment sales decreased in the current year due to the Company's emphasis on the recurring revenues of the distribution business and on the higher margin service business.

  Gross Profit

  Gross profit increased 80.7% to $999.5 million for fiscal 1998 from $553.2 million for the comparable period of the prior fiscal year. Total gross profit as a percentage of revenue ("gross margin") was 26.7% for fiscal 1998 compared to 25.9% for the comparable period of the prior fiscal year. The increase in the gross margin can be attributed primarily to the incurrence of certain unreimbursed project costs at Kinetics during fiscal 1997 after restatement for the acquisition of Kinetics in the current period accounted for as a pooling of interests.

  Selling, General and Administrative Expenses

  For fiscal 1998, selling, general, and administrative expenses, excluding purchased in-process research and development and merger, restructuring, acquisition and other related charges ("certain charges"), increased $277.6 million to $725.2 million as compared to the $447.6 million in the comparable period in the prior year. The increase in these expenses can be attributed primarily to the addition of sales and administrative personnel accompanying the Company's acquisitions during the period. During fiscal 1998, selling, general and administrative expenses, excluding certain charges, were 19.4% of revenues compared to 21.0% for the comparable period in the prior year. The improvement in selling, general and administrative expenses as a percentage of revenue can be attributed to certain economies of scale accompanying the Company's and Culligan's recent acquisitions.

     Purchased In-Process Research and Development

     On December 9, 1997, the Company, through a wholly-owned subsidiary, completed its tender offer ("Offer") to purchase all of the outstanding ordinary shares (including American Depository Shares) of Memtec. The purchase price was $36.00 per share. The Company acquired certain shares in privately negotiated and open market purchases prior to the Offer resulting in a total cash purchase price of approximately $397.2 million (including transaction costs of $10.6 million). The purchase price was allocated to the assets and liabilities of Memtec based on their estimated respective fair values. The Company also acquired from Memtec certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. Such projects were valued by an independent appraiser using a risk adjusted cash flow model under which expected future cash flows were discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of such projects. The estimated market value of such in-process research and development (R&D) projects was $299.5 million and was expensed at the acquisition date.

  In addition, the Company also acquired from Memtec and its subsidiaries (consisting of Memcor, Fluid Dynamics, Filterite, and Seitz) developed technologies including large volume purification product lines; membrane systems for water purification and waste treatment; metal fiber product lines for industrial applications involving elevated pressures, temperatures and corrosive environments; disposable product lines for industrial applications; and depth media product lines for the pharmaceutical and food and beverage industries.

  As a result of the degree of competition in the filtration industry and the use of technological change as a competitive tool, a significant proportion of Memtec's technology will be superseded, although the rate of change varies significantly across the markets addressed. Memtec's R&D initiatives are therefore targeted at superseding current products. Memtec has a range of ongoing R&D projects in each of its product lines. Certain of these projects are directed at next generation products for existing market applications while others are directed at new market opportunities where Memtec's technological base may be applicable.

  Memcor R&D projects are primarily directed at enhanced microfiltration products capable of cost effectively addressing larger scale applications or more chemically aggressive environments. These R&D projects are at the laboratory to pilot stage of development and require a number of years of additional work before full introduction to the market of a product is likely. Other Memcor R&D projects seek to utilize Memtec's knowledge of electrochemical processes to enter new markets ranging from high quality water production to environmental sensors. These R&D projects are also at the laboratory to pilot stage and similarly require a number of years of additional R&D before a product may be available for launching.

  Fluid Dynamics R&D projects are directed at developing new applications for Memtec's proprietary metallic media. The media enables precise fine filtration in a range of hostile environments as well as having unique conductive properties. These R&D projects are at the laboratory stage of development and require additional research ranging from twelve months to several years depending upon the particular product before any market launch is possible.

  Filterite R&D projects center around its two proprietary technologies--the unique Filterite highly assymetric membrane and the cold melt spinning technology. R&D projects are examining expansion of product offerings from these core technologies. These projects require further materials science laboratory work followed by manufacturing prototyping and tailoring to market applications- -a process which will range from eighteen months to several years.

  Seitz R&D is directed at next generation filtration technologies for the food and beverage and chemicals industries drawing on the core technologies of Seitz. These R&D projects are predominantly at the pilot stage, requiring extensive trialing evaluation and development based on the trialing before market launches are possible.

  Failure to complete these R&D projects successfully and on time would open the way for competitors to introduce alternate technologies, with consequent implications for Memtec's revenues. To be successful in most cases, the R&D projects must be developed from laboratory or pilot scale models to full scale products capable of production within a quality accredited manufacturing process. The existing R&D projects are expected to be completed and commercialized over the next ten years with expected R&D and project related expenditures of approximately $275 million over such ten year period. The expenditures will be expensed or capitalized in accordance with generally accepted accounting principles.

  The valuation process distinguished between R&D projects with no alternate uses or values and those with alternate uses. Predominantly all R&D projects are at a stage of development where the progress to date is not applicable to any other use within Memtec nor is it saleable to any third party known to management.

     During fiscal 1998, Culligan wrote-off $36.3 million of in-process research and development purchased in connection with the acquisition of the Water Filtration Business. As of the purchase date, the Water Filtration Business was engaged in ongoing research and development relating to carbon block extrusion technology which is less labor intensive than competing technologies, and a new water filtration product line that is expected to improve the purity of water and flow rates. Such projects were valued by an independent appraiser using a risk adjusted cash flow model under which the expected cash flows were discounted, taking into account the costs to complete the projects and the life expectancy of the projects. Both of these projects are proceeding according to schedule. It is estimated that technological and commercial feasibility will be achieved in 6 to 12 months and that development will not require cash expenditures that are material to the results of operations or financial position of the Company. The principal risk associated with successfully completing such in-process research and development is that other competitors may bring technologically superior products to market. The market growth potential of acquired in-process research and development is subject to certain risks, including costs to development and commercialize such products, the cost and feasibility of production of products utilizing the applicable technologies, introduction of competing technologies and market acceptance of the products and technologies involved. The Company does not believe that the failure to complete such research and development projects would have a material adverse effect on its results of operations or financial position. These technologies are expected to provide an improvement of approximately 100% in operating margins for these particular products as compared to overall historic operating margins of the Water Filtration Business primarily due to anticipated cost reductions. As of the purchase date, the Water Filtration Business was selling mold process based water filtration products. These products rely on developed technology and do not rely on the results of the on-going in-process research and development. Revenues derived from the Water Filtration Business' current products are expected to remain constant once the anticipated in-process products are introduced. Most of the future growth is expected to come from the new products. The existing technology of the Water Filtration Business acquired is being amortized over 40 years.

     During fiscal 1998, Culligan wrote-off $19.5 million of in-process research and development purchased in connection with the acquisition of Protean as these projects had not reached technological feasibility and had no alternative uses. As of the purchase date, Elga plc, a subsidiary of Protean, was engaged in the research and development of a series of new water filtration systems that will employ new processes or techniques related to the filtration of tap water for laboratory use. Such projects were valued by an independent appraiser using a risk adjusted cash flow model under which the expected cash flows were discounted, taking into account the cost to completed the projects and the life expectancy of such projects. Failure to complete these projects successfully and on time would open the way for competitors to introduce alternative technologies, with consequent implications for Elga's revenues. The projects are proceeding according to schedule and it is estimated that technological and commercial feasibility will be met within the existing timeframes which range from three months to two years. These projects are not expected to require future cash expenditures that are material to the results of operations or financial position of the Company. The existing technology of Protean is being amortized over 40 years.

  Merger, Restructuring, Acquisition and Other Related Charges

     As of December 31, 1997, the Company completed the acquisition of Kinetics in a tax-free reorganization, which was accounted for as a pooling of interests. Concurrent with the merger with and into Kinetics and the acquisition of Memtec, the Company designed and implemented a restructuring plan to streamline its manufacturing and production base, improve efficiency and enhance its competitiveness. The restructuring plan resulted in a pre-tax charge of $141.1 million. The plan identifies certain products and technologies acquired in conjunction with the Memtec transaction that supersede products and technologies acquired in earlier acquisitions of membrane related businesses. As a result certain carrying amounts of goodwill and other intangible assets were determined to be impaired by approximately $55.0 million in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In determining the amount of the impairment of these assets, the Company valued the assets using the present value of estimated expected future cash flows using discount rates commensurate with the risks involved. The restructuring plan also included closing or reconfiguring of certain facilities and reducing the work force by approximately 350 employees, most of whom work in the facilities to be closed.

  Included in merger, restructuring, acquisition and other related charges are the following:

                                                                                    (in thousands)
  Write-down of goodwill and other intangible assets                                        $ 54,950
  Asset write-offs, including equipment and facilities                                        47,887
  Merger, integration and other acquisition costs                                             21,135
  Severance and related costs                                                                 17,137
                                                                                      --------------
    Total                                                                                   $141,109
                                                                                      ==============

  Cash charges                                                                              $ 36,431
  Non-cash charges                                                                           104,678
                                                                                      --------------
    Total                                                                                   $141,109
                                                                                      ==============

     During fiscal 1998, Culligan recorded a merger and restructuring charge of $9.5 million in connection with the acquisition of the Water Filtration Business and as a result of a decision made by the Company to exit the market for the sale of consumer products in the department store and mass merchant channels so as to focus principally on the "do-it-yourself" (DIY) and hybrid retail markets. The merger and restructuring charge reflects the costs of integrating and streamlining manufacturing, sales, distribution, research and development, and administrative functions, in order to take advantage of more cost effective technology acquired in the acquisition of the Water Filtration Business. The merger and restructuring charge also reflects costs resulting from the decision to exit certain retail markets, such as charges against receivables to reflect the fact that the value of these assets diminished as a result of the decision to exit portions of the business. Included in the $9.5 million of merger and restructuring costs are $0.7 million for severance costs related to the elimination of redundant employees, $4.3 million for the write-off of inventory, $1.3 million related to the write-off of receivables, $2.5 million related to the write-off of excess property, equipment and other assets (consisting principally of fixed assets used in the manufacture of molded carbon block) and $0.7 million representing legal and other professional fees. During fiscal 1998, costs amounting to $4.3 million were charged against the merger and restructuring reserve. Total future cash requirements relating to the merger and restructuring are expected to be immaterial.

  After an income tax benefit of $38.2 million, the charges detailed above totaling $505.9 million (including purchased in-process research and development charges totaling $355.3 million and merger, restructuring, acquisition and other related charges totaling $150.6 million) reduced earnings by $467.7 million. Approximately $15.4 million of merger and restructuring related charges are included in accrued liabilities at March 31, 1998. Additional costs to complete the restructuring plan are not expected to be material. The write-down of assets as a result of the restructuring plan (including assets of business' whose products were superseded by Memtec's products) will not have a material effect on the Company's consolidated results of operations in the future.

     Operating Income (Loss)

     For fiscal 1998, the Company recorded an operating loss of $231.6 million as compared to operating income of $100.0 million in the comparable period in the prior year. The operating loss can be attributed to the recording of charges for purchased in-process research and development and merger, restructuring, acquisition and other related charges as detailed above. Before the impact of these charges, operating income for fiscal 1998 was $274.3 million or 7.3% of revenue. For fiscal 1997, operating income before merger expenses was 4.9% of revenues. The improvement in operating margin before certain charges can be attributed to improvements in gross margin and selling, general and administrative expenses as a percent of revenues as described above.

  Interest Expense

  Interest expense increased to $63.8 million for fiscal 1998 from $32.0 million for the corresponding period in the prior year. Interest expense for fiscal 1998 consisted primarily of interest on the Company's: (i) 6% Convertible Subordinated Notes issued on September 18, 1995 due 2005; (ii) 4.5% Convertible Subordinated Debentures issued on December 11, 1996 due 2001; (iii) borrowings under Kinetics' long-term line-of-credit; (iv) 8.0% Senior Subordinated Debentures issued by Kinetics; (v) borrowings under Memtec's long-term line-of-credit; (vi) Senior Guaranteed Notes issued by Memtec bearing interest at rates ranging from 7.7% to 8.0%; (viii) other long-term debt bearing interest at rates ranging from 2.0% to 10.1%: (viii) borrowings under Culligan's credit facility; and (ix) borrowings under the Company's Senior Credit Facility. At March 31, 1998, the Company had cash, cash equivalents and short-term investments of $67.2 million.

  Income Tax Expense

  Income tax expense increased to $48.2 million in fiscal 1998 from $30.9 million in the corresponding period in the prior year. Before certain charges, the Company had income tax expense of $86.4 million or an effective tax rate of 34.6% for fiscal 1998 as compared to 38.2% in the corresponding period in the prior year.

  Net Income (Loss)

  For fiscal 1998, income before certain charges increased $109.9 million to $162.3 million from $52.4 million before certain charges for the same period in the prior year. After certain charges, net loss in fiscal 1998 was $305.4 million as compared to net income of $48.4 million for fiscal 1997. Net income
(loss) per common share for fiscal 1997 and 1998 were as follows:

                                                 1997     1998
                                                 -----   -------
    Basic                                        $0.47   $(2.18)
    Diluted                                      $0.45   $(2.18)

TWELVE MONTHS ENDED MARCH 31, 1997 ("FISCAL 1997") COMPARED WITH TWELVE MONTHS ENDED MARCH 31, 1996 ("FISCAL 1996")

     Revenues

     Revenues for fiscal 1997 were $2.1 billion, an increase of $0.7 billion from $1.4 billion for the comparable period of the prior fiscal year. This 53.0% increase was due primarily to acquisitions completed by the Company after fiscal 1996. For fiscal 1997, revenues from capital equipment sales represented 48% of total revenues, while revenues from services and operations represented 20% of total revenues, revenues from distribution represented 20% of total revenues and revenues from retail and consumer products represented 12% of total revenues.

     Gross Profit

     Gross profit increased 41.9% to $553.2 million for fiscal 1997 from $389.9 million for the comparable period of the prior fiscal year. Total gross profit as a percentage of revenue ("gross margin") was 25.9% for fiscal 1997 compared to 27.9% for the comparable period of the prior fiscal year. The decrease in gross margin is due primarily to the incurrence of certain unreimbursed project costs at Kinetics during the fiscal year ended March 31, 1997 after restatement for the acquisition of Kinetics in the current period accounted for as a pooling of interests.

     Selling, General and Administrative Expenses

     For fiscal 1997, selling, general, and administrative expenses, excluding merger expenses, increased $120.7 million to $447.6 million as compared to the $326.9 million in the comparable period in the prior year. The increase in these expenses can be attributed primarily to the addition of sales and administrative personnel accompanying the Company's acquisitions after fiscal 1996. During fiscal 1997, selling, general and administrative expenses, excluding Davis merger expenses, were 21.0% of revenues compared to 23.4% for the comparable period in the prior year. The decrease is due primarily to substantially lower amortization of intangible assets at Culligan during fiscal 1997. The lower amortization was offset partially by Kinetics recording certain charges in selling, general and administrative expenses during the fiscal year ended March 31, 1997 for the write-off of certain receivables, the write-down of certain assets, the increase in Kinetics' allowance for doubtful accounts and the establishment of certain accruals. These charges are included in fiscal 1997 after restatement for the acquisition of Kinetics in the current period accounted for as a pooling of interests.

     Excluding Davis merger expenses, operating income as a percentage of revenues increased to 4.9% for fiscal 1997 from 4.5% for the corresponding period in fiscal 1996 due to the improvement in selling, general and administrative as a percentage of revenue as described above.

     Merger Expenses

     Merger expenses were incurred during fiscal 1997 relating to the Company's acquisition of Davis which was accounted for as a pooling of interests. These merger expenses, which totaled $5.6 million, consisted primarily of investment banking fees, printing, stock transfer fees, legal fees, accounting fees, governmental filing fees and certain other costs related to existing Davis pension plans and change of control payments.

     Interest Expense

     Interest expense increased to $32.0 million for fiscal 1997 from $28.7 million for the corresponding period in the prior year. Interest expense for fiscal 1997 consisted primarily of interest on the Company's: (i) 5% Convertible Debentures due 2000 (all of which were, as of October 25, 1996, converted into shares of Common Stock); (ii) 6% Convertible Subordinated Notes due 2005 issued on September 18, 1995; (iii) 4.5% Convertible Subordinated Debentures due 2001 issued on December 11, 1996; (iv) 8% Senior Subordinated Notes issued by Kinetics; (v) borrowings under Culligan's line of credit; (vi) borrowings under the Company's bank line of credit; and (vii) borrowings under Kinetics' line of credit. At March 31, 1997, the Company had cash, cash equivalents and short-term investments of $146.3 million.

     Income Tax Expense

     Income tax expense decreased to $30.9 million in fiscal 1997 from $35.2 million in the corresponding period in the prior year. The Company's effective tax rate, after merger expenses, for fiscal 1997 was 39.0% as compared to 78.9% in the corresponding period in the prior year. At March 31, 1997, the Company had net operating loss carryforwards of approximately $16.4 million in France for which financial statement benefit was recognized in fiscal 1997.

     Net Income

     For fiscal 1997, net income increased $39.0 million to $48.4 million from $9.4 million for the same period in the prior year.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of funds are cash and other working capital, cash flow generated from operations and borrowings under the Company's Senior Credit Facility. At March 31, 1998, the Company had working capital of $704.4 million including cash and short-term investments of $67.2 million. The Company's long-term debt at March 31, 1998, was $554.0 million consisting of $140.0 million of 6.0% Convertible Subordinated Notes due 2005 and $414.0 million of 4.5% Convertible Subordinated Notes due 2001. The Company also had other long-term debt totaling $523.3 million bearing interest at rates ranging from 2.0% to 10.1%.

  As of March 31, 1998, the Company had a Senior Credit Facility which provides credit facilities to the Company of up to $750.0 million, of which there were outstanding borrowings of $574.8 million and outstanding letters of credit of $40.7 million. Borrowings under the Senior Credit Facility bear interest at variable rates of up to 0.45% above certain Eurocurrency rates or 0.15% above BankBoston's base rate. The Senior Credit Facility is subject to customary and usual terms.

  In connection with the acquisitions of Kinetics, Memtec and Culligan, the Company assumed three additional loan agreements with banks. One agreement provides a revolving line-of-credit with borrowings of up to $100.0 million, of which no amounts were outstanding at March 31, 1998. Borrowings under this agreement bear interest at the bank's reference rate or other interest rate options that the subsidiary may select. The second agreement is a Multi-Option, Multi-Currency Master Facility that provides borrowings of up to $60.0 million, of which $30.7 million was outstanding as of March 31, 1998. Borrowings under this agreement bear interest at LIBOR plus 0.75%. The third agreement is a $300 million multi-currency revolving credit facility (the "Culligan Credit Facility"), of which $287.8 million was outstanding at March 31, 1998. Borrowings under the Culligan Credit

Facility bear interest at the bank's prime rate or other interest rate options that a subsidiary may select. The Company anticipates that it will terminate all three of these agreements during fiscal 1999.

     Subsequent to the Company's fiscal year end, on May 15, 1998, the Company issued $500 million 6.375% Remarketable or Redeemable Securities due 2011 (Remarketing Date May 15, 2001) and $400 million 6.50% Remarketable or Redeemable Securities due 2013 (Remarketing Date May 15, 2003) (collectively, the "ROARS"). The net proceeds from the sale of the ROARS, including a premium payment to the Company by NationsBanc Montgomery Securities LLC, were $913.6 million. The net proceeds were used to repay indebtedness outstanding under the Senior Credit Facility, indebtedness assumed in the acquisition of Memtec, and a portion of the indebtedness assumed in the acquisition of Culligan.

  The Company believes its current cash position, cash flow from operations, and available borrowings under the Company's line-of-credit will be adequate to meet its anticipated cash needs from working capital, revenue growth, scheduled debt repayment and capital investment objectives for at least the next twelve months.


CERTAIN TRENDS AND UNCERTAINTIES

  The Company and its representatives may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the United States Securities and Exchange Commission and in its reports to stockholders. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company; any such statement is qualified by reference to the following cautionary statements.

Acquisition Strategy. In pursuit of its strategic objective of becoming the leading global single-source provider of water and wastewater treatment systems and services, the Company has, since 1991, acquired more than 150 United States based and international businesses. The Company plans to continue to pursue acquisitions that expand the segments of the water and wastewater treatment and water-related industries in which it participates, complement its technologies, products or services, broaden its customer base and geographic areas served and/or expand its global distribution network, as well as acquisitions which provide opportunities to further and implement the Company's one-stop-shop approach in terms of technology, distribution or service. The Company's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. In addition, the Company's acquisition of Memtec was accomplished through an unsolicited tender offer, and the Company could make other such acquisitions. The level of risk associated with such acquisitions is generally greater because frequently they are accomplished, as was the case with the acquisition of Memtec, without the customary representations or due diligence typical of negotiated transactions. Although the Company generally has been successful in pursuing acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable.


International Transactions. The Company has made and expects it will continue to make acquisitions and expects to obtain contracts in markets outside the United States. While these activities may provide important opportunities for the Company to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency fluctuations, slower payment of invoices, the lack in some jurisdictions of well-developed legal systems, nationalization and possible social, political and economic instability. In particular, the Company has significant operations in Asia and Latin America which have been and may in the future be adversely affected by current economic conditions in those regions. While the full impact of this economic instability cannot be predicted, it could have a material adverse effect on the Company's revenues and profitability.

Reliance on Key Personnel.   The operations of the Company are dependent on the
continued efforts of senior management, in particular Richard J. Heckmann, the Company's Chairman of the Board, President and Chief Executive Officer. The Company has entered into various agreements and compensation arrangements with certain members of its senior management, including Mr. Heckmann, designed to encourage their retention. There can be no assurance, however, that members of the Company's senior management will continue in their present roles, and should any of the Company's senior managers be unable or choose not to do so, the Company's prospects could be adversely affected.


Profitability of Fixed Price Contracts.   A significant portion of the Company's
revenues are generated under fixed price contracts. To the extent that original cost estimates are inaccurate, scheduled deliveries are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. The Company routinely records upward or downward adjustments with respect to fixed price contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material.

Cyclicality, Seasonality and Possible Earnings Fluctuations.   The sale of
capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. A significant portion of the Company's revenues are derived from capital equipment sales. While the Company sells capital equipment to customers in diverse industries and in global markets, cyclicality of capital equipment sales and instability of general economic conditions, including those currently unfolding in Asian and certain other markets markets, could have a material adverse effect on the Company's revenues and profitability.

      The sale of water and wastewater distribution equipment and supplies is also cyclical and influenced by various economic factors including interest rates, land development and housing construction industry cycles. Sales of such equipment and supplies are also subject to seasonal fluctuation in temperate climates. The sale of water and wastewater distribution equipment and supplies is a significant component of the Company's business. Cyclicality and seasonality of water and wastewater distribution equipment and supplies sales could have a material adverse effect on the Company's revenues and profitability.

  The Company's high-purity process piping systems have been sold principally to companies in the semiconductor and, to a lesser extent, pharmaceutical and biotechnology industries, and sales of those systems are critically dependent on these industries. The success of customers and potential customers for high-purity process piping systems is linked to economic conditions in these respective industries, which in turn are each subject to intense competitive pressure and are affected by overall economic conditions. The semiconductor industry in particular has historically been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the economy. The semiconductor and pharmaceutical industries also represent significant markets for the Company's water and wastewater treatment systems. Downturns in these industries could have a material adverse effect on the Company's revenues and profitability.

  Operating results from the sale of high-purity process piping systems also can be expected to fluctuate significantly as a result of the limited pool of existing and potential customers for these systems, the timing of new contracts, possible deferrals or cancellations of existing contracts and the evolving and unpredictable nature of the markets for high-purity process piping systems.

  As a result of these and other factors, the Company's operating results may be subject to quarterly or annual fluctuations. There can be no assurance that at any given time the Company's operating results will meet or exceed stock market analysts' expectations.

Potential Environmental Risks. The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. The Company is also subject to inherent risks associated with environmental conditions at facilities owned, and the state of compliance with environmental laws by businesses acquired, by the Company. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in cleanup obligations, civil or criminal enforcement actions or private actions that could have a material adverse effect on the Company.

  In that regard, at a Connecticut ion exchange resin regeneration facility (the "South Windsor Facility") operated by a wholly owned subsidiary of the Company (the "South Windsor Subsidiary"), acquired by the Company in October 1995 from Anjou International Company ("Anjou"), U.S. federal and state environmental regulatory authorities have issued certain notices of violation alleging multiple violations of applicable wastewater pretreatment standards. The South Windsor Subsidiary reached an agreement with the U.S. Attorney's Office and the U.S. Environmental Protection Agency ("USEPA") to settle all agency claims and investigations relating to this matter by entering into a plea agreement pursuant to which the South Windsor Subsidiary will plead guilty to a single violation of the Clean Water Act. The settlement includes a payment of $1.36 million, including a criminal penalty of $1.0 million, and annual environmental compliance audits at the South Windsor Facility for five years. The Company believes that this settlement will conclude this matter in its entirety; however, the settlement does not include a formal release of all liabilities in this regard. The Company has certain rights of indemnification from Anjou which may be available with respect to this matter pursuant to the laws of the state of New York or the Stock Purchase Agreement dated as of August 30, 1995 among the Company, Anjou and Polymetrics, Inc.

  In 1995, Culligan purchased an equity interest in Anvil Holdings, Inc. ("Anvil"). As a result of this transaction, Culligan assumed certain environmental liabilities associated with soil and groundwater contamination at Anvil Knitwear's Asheville Dyeing and Finishing Plant (the "Plant") in Swannanoa, North Carolina. Since 1990, Culligan and Anvil have delineated and monitored the contamination pursuant to an Administrative Consent Order entered into with the North Carolina Department of Environment, Health and Natural Resources related to the closure of an underground storage tank at the site. Groundwater testing at the Plant and at two adjoining properties has shown levels of a cleaning solvent believed to be from the Plant that are above action levels under state guidelines. The Company has begun remediation of the contamination. The Company currently estimates that the costs of future site remediation will range from $1.0 million to $1.8 million and that it has sufficient reserves for the site cleanup. The Company anticipates that the potential costs of further monitoring and corrective measures to address the groundwater problem under applicable laws will not have a material adverse effect on the financial position or the results of operations of the Company. However, because the full extent of the required cleanup has not been determined, there can be no assurance that this matter will not have a material adverse effect on the Company's financial position or results of operations.

  The Company's activities as owner and operator of certain hazardous waste treatment and recovery facilities are subject to stringent laws and regulations and compliance reviews. Failure of these facilities to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. The Company serves as contract operator of various municipal and industrial wastewater collection and treatment facilities, which were developed and are owned by governmental or private entities. The Company also operates other facilities, including service deionization centers and manufacturing facilities, that discharge wastewater in connection with routine operations. Under certain service contracts and applicable environmental laws, the Company as operator of such facilities may incur certain liabilities in the event those facilities experience malfunctions or discharge wastewater which does not meet applicable permit limits and regulatory requirements. In some cases, the potential for such liabilities depends upon design or operational conditions over which the Company has limited, if any, control.

  Certain of the Company's facilities contain or in the past contained underground storage tanks which may have caused soil or groundwater contamination. At one site formerly owned by Culligan, the Company is investigating, and has taken certain actions to correct, contamination that may have resulted from a former underground storage tank. Based on the amount of contamination believed to have been present when the tank was removed, and the probability that some of the contamination may have originated from nearby properties, the Company believes, although there can be no assurance, that this matter will not have a material adverse effect on the Company's financial position or results of operations.

  In other matters, the Company has been notified by the USEPA that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") at certain sites to which the Company or its predecessors allegedly sent waste in the past. It is possible that the Company could receive other such notices under CERCLA or analogous state laws in the future. Based on sites which are currently known to the Company that may require remediation, the Company does not believe that its liability, if any, relating to such sites will be material. However, there can be no assurance that such matters will not be material. In addition, to some extent, the liabilities and risks imposed by environmental laws on the Company's customers may adversely impact demand for certain of the Company's products or services or impose greater liabilities and risks on the Company, which could also have an adverse effect on the Company's competitive and financial position.

Competition All of the markets in which the Company competes are highly competitive, and most are fragmented, with numerous regional and local participants. There are competitors of the Company in certain markets that are divisions or subsidiaries of companies that have significantly greater resources than the Company. The Company's process water treatment business competes in the United States and internationally principally on the basis of product quality and specifications, technology, reliability, price, customized design and technical qualifications, reputation and prompt availability of local service. The Company's wastewater treatment business competes in the United States and internationally largely on the basis of the same factors, except that pricing considerations can be predominant among competitors that have sufficient technical qualifications, particularly in the municipal contract bid process. The Company's filtration and separation business competes in the United States and internationally principally on the basis of price, technical expertise, product quality and responsiveness to customer needs, including service and technical support. The Company's industrial products and services business competes in the United States and internationally principally on the basis of quality, service and price. In connection with the marketing of waterworks distribution equipment and supplies, the Company competes not only with a large number of independent wholesalers and with other distribution chains similar to the Company, but also with manufacturers who sell directly to customers. The principal methods of competition for the Company's waterworks distribution business include prompt local service capability, product knowledge by the sales force and service branch management, and price. The Company's consumer products business competes with companies with national distribution networks, businesses with regional scope, and local product assemblers or service companies, as well as retail outlets. The Company believes that there are thousands of participants in the residential water business. The consumer products business competes principally on the basis of price, product quality and "taste," service, distribution capabilities, geographic presence and reputation. Competitive pressures, including those described above, and other factors could cause the Company to lose market share or could result in significant price erosion, either of which could have a material adverse effect upon the Company's financial position, results of operations and cash flows.

Potential Risks Related to Water Rights and Water Transfers. The Company owns more than 47,000 acres of agricultural land (the "Properties"), situated in the Southwestern United States, the substantial majority of which are in Imperial County, California (the "IID Properties") located within the Imperial Irrigation District (the "IID"). Substantially all of the Properties are currently leased to third party agricultural tenants, including prior owners of the Properties. The Company acquired the Properties with appurtenant water rights, and is actively seeking to acquire additional properties with water rights, primarily in the Southwestern and Western United States. The Company may seek in the future to transfer water attributable to water rights appurtenant to the Properties, particularly the IID Properties (the "IID Water"). However, since the IID holds title to all of the water rights within the IID in trust for the landowners, the IID would control the timing and terms of any transfers of IID Water by the Company. The circumstances under which transfers of water can be made and the profitability of any transfers are subject to significant uncertainties, including hydrologic risks of variable water supplies, risks presented by allocations of water under existing and prospective priorities, and risks of adverse changes to or interpretations of U.S. federal, state and local laws, regulations and policies. Transfers of IID Water attributable to water rights appurtenant to the IID Properties (the "IID Water Rights") are subject to additional uncertainties. Allocations of Colorado River water, which is the source of all water deliveries to the IID Properties, are subject to limitations under complex international treaties, interstate compacts, U.S. federal and state laws and regulations, and contractual arrangements and, in times of drought, water deliveries could be curtailed by the U.S. government. Further, any transfers of IID Water would require the approval of the U.S. Secretary of the Interior. Even if a transfer were approved, other California water districts and users could assert claims adverse to the IID Water Rights, including but not limited to claims that the IID has failed to satisfy U.S. federal law and California constitutional requirements that IID Water must be put to reasonable and beneficial use. A finding that the IID's water use is unreasonable or nonbeneficial could adversely impact title to the IID Water Rights and the ability to transfer IID Water. Water transferred by the IID to metropolitan areas of Southern California, such as San Diego, currently would be transported through aqueducts owned or controlled by the Metropolitan Water District, a quasi-governmental agency (the "MWD"). The transportation cost for any transfer of IID Water and the volume of water which the MWD can be required to transport at any time are subject to California laws of uncertain application, some aspects of which are currently in litigation. The uncertainties associated with water rights could have a material adverse effect on the Company's future profitability.

Technological and Regulatory Risks. Portions of the water and wastewater treatment business are characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for the Company's products and services. Changes in regulatory or industrial requirements may render certain of the Company's treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. The Company's ability to anticipate changes in technological and regulatory standards and to develop successfully and introduce new and enhanced products on a timely basis will be a significant factor in the Company's ability to grow and to remain competitive. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, the Company is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly. The market growth potential of acquired in-process research and development is subject to certain risks, including costs to develop and commercialize such products, the cost and feasibility of production of products utilizing the applicable technologies, introduction of competing technologies and market acceptance of the products and technologies involved.

There can be no assurance that the Company's existing or any future trademarks or patents will be enforceable or will provide substantial protection from competition or be of commercial benefit to the Company. In addition, the laws of certain non-United States countries may not protect proprietary rights to the same extent as do the laws of the United States. Successful challenges to certain of the Company's patents or trademarks could materially adversely affect its competitive and financial position.

Municipal Water and Wastewater Business.   A significant percentage of the
Company's revenues is derived from municipal customers. While municipalities represent an important part of the water and wastewater treatment industry, contractor selection processes and funding for projects in the municipal sector entail certain additional risks not typically encountered with industrial customers. Competition for selection of a municipal contractor typically occurs through a formal bidding process which can require the commitment of resources and greater lead times than industrial projects. In addition, this segment is dependent upon the availability of funding at the local level, which may be the subject of increasing pressure as local governments are expected to bear a greater share of the cost of public services.

Year 2000 Risks.

  The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using six digits (e.g., 12/31/99), rather than eight (e.g., 12/31/1999), to define the applicable year of business transactions. The Company is currently identifying which of its information technology ("IT") and non-IT systems will be affected by Year 2000 issues. Most of the Company's IT systems with Year 2000 issues have been modified to address those issues. The Company has also commenced identification and assessment of its broad range of non-IT systems, which include, among other things, components found in the Company's water and wastewater treatment plants, process water treatment systems and hazardous waste treatment facilities operated and/or owned under contract by the Company, as well as components found in equipment in the Company's manufacturing facilities.

  The Company's Year 2000 compliance program consists of three phases: identification and assessment; remediation; and testing. For any given system, the phases occur in sequential order, from identification and assessment of Year 2000 problems, to remediation, and, finally, to testing the Company's solutions. However, as the Company acquires additional businesses, each IT and non-IT system of the acquired business must be independently identified and assessed. As a result, all three phases of the Company's Year 2000 compliance program may be occurring simultaneously as they relate to different systems, with varying timetables to completion, depending upon the system and the date when a particular business was acquired by the Company.

  The Company has completed the identification and assessment of most of its IT systems, and those systems have been modified to address Year 2000 problems.
The Company will continue to assess the systems of those businesses that it has recently acquired and those businesses that it may acquire in the future. The Company is in the identification and assessment phase with respect to all non-IT systems, which is projected to continue until September 1999 for currently-owned businesses. Once the Company's systems are assessed for Year 2000 issues, the remediation phase will begin, followed by the testing phase. All phases are expected to be completed by mid-1999, although there can be no assurance that all phases for all businesses will be completed by that date. In particular, there can be no assurance that acquired businesses will be Year 2000 compliant, although the Company currently has a policy for acquisitions of businesses that requires a candidate for acquisition to represent and warrant to the Company that such business is Year 2000 compliant. In addition to its internal systems, the Company has begun to assess the level of Year 2000 problems associated with various suppliers, customers and creditors of the Company. To test the Year 2000 compliance status of its suppliers, the Company is in the process of submitting hypothetical orders to its suppliers dated after December 31, 1999 and requesting confirmation that the orders have been correctly processed. The Company's costs to date for its Year 2000 compliance program, excluding the salaries of its employees, has not been material. Although the Company has not completed its assessment, it does not currently believe that the future costs associated with its Year 2000 compliance program will be material.

  The Company is currently unable to determine the most reasonably likely worst case scenario as it has not identified and assessed all of its systems, particularly its non-IT systems. As the Company completes its identification and assessment of internal and third-party systems, it will develop contingency plans for various worst case scenarios. The Company expects to have such contingency plans in place by September 1999. A failure to address Year 2000 issues successfully could have a material adverse effect on the Company's business, financial condition or results of operations.

  Impact of Recently Issued Accounting Standards. In June 1997, FASB issued a new statement titled "Disclosures about Segments of an Enterprise and Related Information". The new statement is effective for fiscal years beginning after December 15, 1997. The Company is currently determining required disclosure under this new standard and will include the disclosures in its next annual report.

In June 1998, FASB issued a new statement titled "Accounting for Derivative Instruments and Hedging Activities. The new statement is effective for fiscal years beginning after June 15, 1999. The Company does not believe that the adoption of this standard will have a material impact on its consolidated financial position or results of operations.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report-KPMG Peat Marwick LLP                  20
Report of Independent Auditors-Ernst & Young LLP                    21
Consolidated Financial Statements:
    Consolidated Balance Sheets as of March 31, 1997 and 1998       22
    Consolidated Statements of Operations for the Years Ended
         March 31, 1996, 1997 and 1998                              23
     Consolidated Statements of Shareholders' Equity for the
         Years Ended March 31, 1996, 1997 and 1998                  24
     Consolidated Statements of Cash Flows for the Years Ended
         March 31, 1996, 1997 and 1998                              25
     Notes to Consolidated Financial Statements                     27

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
United States Filter Corporation:


     We have audited the accompanying consolidated balance sheets of United States Filter Corporation and subsidiaries as of March 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of The Kinetics Group, Inc., a wholly owned subsidiary, as of March 31, 1997, which statements reflect total assets constituting 6 percent in 1997, and total revenues constituting 20 percent and 18 percent in 1996 and 1997, respectively, of the related consolidated totals. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for The Kinetics Group, Inc., is based solely on the report of the auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United States Filter Corporation and subsidiaries as of March 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1998, in conformity with generally accepted accounting principles.



Orange County, California            KPMG Peat Marwick LLP
June 1, 1998, except for the
acquisition of Culligan, which
is discussed in notes 9 and 21,
which is as of June 15, 1998

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
The Kinetics Group, Inc.:

  We have audited the consolidated balance sheets of The Kinetics Group, Inc. as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to the above present fairly in all material respects, the consolidated financial position of The Kinetics Group, Inc. at September 30, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.



Walnut Creek, California                               Ernst & Young LLP
January 16, 1998

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1997 AND 1998

                                                                       1997          1998
                                                                    -----------   ----------
                                                                         (in thousands)
      ASSETS
Current assets:
  Cash and cash equivalents                                        $   144,128       66,917
  Short-term investments                                                 2,158          241
  Accounts receivable, less allowance for doubtful accounts of
     $32,790 at March 31, 1997 and $40,757 at March 31, 1998           653,783      873,890
  Costs and estimated earnings in excess of billings on
    uncompleted contracts                                              130,310      217,935
  Inventories                                                          292,414      473,698
  Prepaid expenses                                                       8,931       16,471
  Deferred taxes                                                        64,116      151,107
  Other current assets                                                  21,736       51,377
                                                                   -----------    ---------
     Total current assets                                            1,317,576    1,851,636
                                                                   -----------    ---------
Property, plant and equipment, net                                     398,427      960,019
Investment in leasehold interests, net                                  23,230       21,699
Costs in excess of net assets of businesses acquired, net              814,520    1,312,776
Other assets                                                           181,172      319,315
                                                                   -----------    ---------
                                                                   $ 2,734,925    4,465,445
                                                                   ===========    =========


     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                 $   298,520      357,260
 Accrued liabilities                                                  312,487      535,329
 Current portion of long-term debt                                     24,370      118,849
 Billings in excess of costs and estimated earnings on
   uncompleted contracts                                               61,441       90,073
 Other current liabilities                                             26,183       45,702
                                                                  -----------    ---------
   Total current liabilities                                          723,001    1,147,213
                                                                  -----------    ---------
Notes payable                                                          42,646      574,806
Long-term debt, excluding current portion                              67,695      404,416
Convertible subordinated debt                                         554,000      554,000
Deferred taxes                                                         42,003       82,910
Other liabilities                                                      86,110      110,662
                                                                  -----------    ---------
   Total liabilities                                                1,515,455    2,874,007
                                                                  -----------    ---------
Shareholders' equity:
 Preferred stock, authorized 3,000 shares                                  --           --
 Common stock, par value $.01.  Authorized 300,000
   shares; issued and outstanding 120,352 and
   155,825 at March 31, 1997 and 1998, respectively                     1,204        1,558
 Additional paid-in capital                                         1,249,440    1,945,223
 Currency translation adjustment                                      (20,178)     (57,282)
 Accumulated deficit                                                  (10,996)    (298,061)
                                                                  -----------    ---------
   Total shareholders' equity                                       1,219,470    1,591,438
                                                                  -----------    ---------
Commitments and contingencies
                                                                  $ 2,734,925    4,465,445
                                                                  ===========    =========

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   Years ended March 31, 1996, 1997 and 1998



                                                                   1996                1997               1998
                                                              --------------     --------------     --------------
                                                                           (in thousands, except per share data)

Revenues                                                       $   1,395,247           2,135,424          3,740,324
Costs of sales                                                     1,005,336           1,582,196          2,740,787
                                                               -------------       -------------       ------------

       Gross profit                                                  389,911             553,228            999,537
                                                               -------------       -------------       ------------
Selling, general and administrative expenses                         326,912             447,644            725,249
Purchased in-process research and development                              -                   -            355,308
Merger, restructuring, acquisition and other related
 charges                                                                   -               5,581            150,582

                                                               -------------       -------------       ------------
                                                                     326,912             453,225          1,231,139
                                                               -------------       -------------       ------------

       Operating income (loss)                                        62,999             100,003           (231,602)
                                                               -------------       -------------       ------------

Other income (expense):
 Interest expense                                                    (28,706)            (31,999)           (63,790)
 Interest and other income                                            10,366              11,334             38,212
                                                               -------------       -------------       ------------
                                                                     (18,340)            (20,665)           (25,578)
                                                               -------------       -------------       ------------

       Income (loss) before income tax expense                        44,659              79,338           (257,180)
Income tax expense                                                    35,239              30,945             48,221
                                                               -------------       -------------       ------------

Net income (loss)                                              $       9,420              48,393           (305,401)
                                                               =============       =============       ============

Net income (loss) per common share:
     Basic                                                     $        0.11                0.47              (2.18)
                                                               =============         ===========       ============
     Diluted                                                   $        0.11                0.45              (2.18)
                                                               =============         ===========      =============

          See accompanying notes to consolidated financial statements

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                                 (in thousands)



                                    PREFERRED STOCK           COMMON STOCK                                    RETAINED
                                ----------------------     -------------------    ADDITIONAL     CURRENCY     EARNINGS
                                  NUMBER OF                NUMBER OF               PAID-IN     TRANSLATION  (ACCUMULATED)
                                   SHARES       AMOUNT      SHARES     AMOUNT      CAPITAL      ADJUSTMENT    DEFICIT)      TOTAL
                                ------------   ---------  ----------  --------   -----------   ------------  ----------   ---------
Balance at March 31, 1995              1,065    $ 25,577      35,858    $  282       170,691         (2,026)      6,024     200,548
Restatement for acquisition
 of Culligan acquired through
   poolings of interests                  --          --      29,792       298       105,676         (1,344)    (56,386)     48,244
                                      ------    --------     -------    ------       -------         ------     -------    --------
Balance at March 31, 1995,
 restated                              1,065      25,577      65,650       580       276,367         (3,370)    (50,362)    248,792
Compensation related to
 excess of fair value of
 director stock options over
 exercise price                           --          --          --        --           112             --          --         112
Conversion of preferred
 shares to common shares                (926)    (22,936)      2,083        14        22,922             --          --          --
Redemption of Series B
 convertible preferred
 stock                                  (139)     (2,641)         --        --        (2,068)            --          --      (4,709)
Issuance of common stock in
 connection with acquisitions             --          --       2,453        16        36,284             --          --      36,300
Shares issued through public
 offering net of offering
 costs of $6,106                          --          --      10,350        69        97,325             --          --      97,394
Shares issued by Culligan
 through public offering net
 of offering costs of $9,191              --          --       7,547        75        85,321             --          --      85,396
Conversion of subordinated
 debt to common stock                     --          --       3,750        25        44,975             --          --      45,000
Dividends paid on preferred
 stock                                    --          --          --        --            --             --        (715)       (715)
Exercise of common stock
 options                                  --          --         488         3         3,678             --          --       3,681
Issuances of common stock to
 acquire assets                           --          --         224         2         2,974             --          --       2,976
Currency translation adjustment           --          --          --        --            --          5,805          --       5,805
Shareholders' equity transactions
 of Kinetics, Culligan
 and other entities  prior to
 merger                                   --          --          --        --         7,223             --     (10,196)     (2,973)
Net income                                --          --          --        --            --             --       9,420       9,420
                                      ------    --------     -------    ------       -------         ------     -------   ---------
Balance at March 31, 1996                 --          --      92,545       784       575,113          2,435     (51,853)    526,479
Exercise of common stock
 options                                  --          --       1,933        20        11,859             --          --      11,879
Issuance of common stock in
 connection with acquisitions             --          --       7,686        76       196,548             --          --     196,624
Issuance of common stock to
 pay off indebtedness                     --          --         271         2         6,741             --          --       6,743
Par value of shares issued in
 connection with three-for-two
 stock split                              --          --          --       143          (143)            --          --          --
Shares issued through public
 offering, net of offering
 costs of $17,154                         --          --      11,804       118       356,036             --          --     356,154
Shares issued by Culligan
 through public offering  net
 of offering  costs of $1,584             --          --       1,405        15        26,591             --          --      26,606
Conversion of subordinated
 debt to common stock                     --          --       4,389        43        58,535             --          --      58,578
Issuance of common stock to
 acquire assets                           --          --         319         3         5,894             --          --       5,897
Shareholders' equity
 transactions of Kinetics,
 Culligan and other entities
 prior to merger                          --          --          --        --        12,266             --      (7,536)      4,730
Currency translation
 adjustment                               --          --          --        --            --        (22,613)         --     (22,613)
Net income                                --          --          --        --            --             --      48,393      48,393
                                      ------    --------     -------    ------     ---------        -------     -------   ---------
Balance at March 31, 1997                 --          --     120,352     1,204     1,249,440        (20,178)    (10,996)  1,219,470
Exercise of common stock
 options                                  --          --         613         6         6,270             --          --       6,276
Issuance of common stock in
 connection with acquisitions             --          --      34,801       347       657,994             --          --     658,341
Shareholders' equity
 transactions of Kinetics,
 Culligan and other
 entities prior to merger                 --          --          13        --        30,377             --      18,336      48,713
Issuance of common stock to
 acquire assets                           --          --          46         1         1,142             --          --       1,143
Currency translation
 adjustment                               --          --          --        --            --        (37,104)         --     (37,104)
Net loss                                  --          --          --        --            --             --    (305,401)   (305,401)
                                      ------    --------     -------    ------     ---------         ------    --------   ---------
Balance at March 31, 1998                 --    $     --     155,825   $ 1,558     1,945,223        (57,282)   (298,061)  1,591,438
                                      ======    ========    ========   =======     =========        =======    ========   =========

         See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1996, 1997 AND 1998

                                                                                     1996        1997        1998
                                                                                  ----------   ---------   ---------
                                                                                          (in thousands)
Cash flows from operating activities:
  Net income (loss)                                                               $   9,420      48,393    (305,401)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Deferred income taxes                                                          (4,677)      1,433     (32,978)
      Depreciation                                                                   34,633      46,060      79,843
      Amortization                                                                   46,047      32,196      33,762
      Write-off of purchased in-process research
         and development and goodwill                                                     -           -     407,828
      Provision for doubtful accounts                                                 5,929       5,536       7,620
      (Gain) loss on sale or disposal of property and equipment                        (555)       (397)     11,575
      Gain on disposition of investment in affiliate                                      -           -     (31,098)
      Stock and stock option compensation                                               112           -           -
      Increase in closure reserves and write-off
         of intangible assets                                                           768           -           -
      Change in operating assets and liabilities:
          (Increase) decrease in accounts receivable                                (45,448)    (33,594)      4,327
          Increase in costs and estimated earnings in
             excess of billings on uncompleted contracts                             (8,471)    (53,302)    (37,337)
          Increase in inventories                                                    (1,893)    (35,762)    (38,498)
          Increase in prepaid expenses and other assets                              (7,018)    (44,549)    (41,643)
          Increase (decrease) in accounts payable and accrued expenses               (2,489)     38,230       1,003
          Increase (decrease) in billings in excess of costs and
             estimated earnings on uncompleted contracts                             (2,110)      8,182     (10,154)
          Decrease in other liabilities                                              (3,830)    (11,987)     (5,930)
                                                                                  ---------    --------    --------
                    Net cash provided by operating activities                        20,418         439      42,919
                                                                                  ---------    --------    --------
Cash flows from investing activities:
      Investment in leasehold interests                                              (8,347)          -           -
      Purchase of property, plant and equipment                                     (47,176)    (73,877)   (163,120)
      Proceeds from disposal of equipment                                             9,763      12,624       9,719
      Proceeds from disposition of investment in affiliate                                -           -      50,897
      (Purchase) sale of short-term investments                                       9,871        (374)      1,923
      Payment for purchase of acquisitions, net of cash acquired                   (220,808)   (602,304)   (784,829)
                                                                                  ---------    --------    --------
                    Net cash used in investing activities                          (256,697)   (663,931)   (885,410)
                                                                                  ---------    --------    --------
Cash flows from financing activities:
      Net proceeds from sale of common stock                                        183,179     382,760          25
      Net proceeds from sale of convertible subordinated
         debt                                                                       136,249     403,650           -
      Proceeds from exercise of common stock options                                  3,681      11,879       6,276
      Net borrowings (repayments) of debt                                           (41,392)    (23,222)    255,914
      Dividends paid on common and preferred stock                                   (9,988)     (3,901)        (50)
      Funding to former parent of subsidiary                                       (111,125)     (6,743)          -
      Payment to repurchase Series B preferred stock                                 (4,709)          -           -
      Net proceeds from borrowings on notes payable                                  76,990      11,590     503,115
                                                                                  ---------    --------    --------
                    Net cash provided by financing activities                       232,885     776,013     765,280
                                                                                  ---------    --------    --------
                    Net increase (decrease) in cash and cash equivalents             (3,394)    112,521     (77,211)
Cash and cash equivalents at beginning of year                                       35,001      31,607     144,128
                                                                                  ---------    --------    --------
Cash and cash equivalents at end of year                                      $      31,607     144,128      66,917
                                                                                  =========    ========    ========

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)


                                                                      1996      1997     1998
                                                                     -------   ------   ------
                                                                        (in thousands)
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest                         $    28,612   26,708   52,528
                                                                     =======   ======   ======

  Cash paid during the year for income taxes                     $    19,361   27,554   61,946
                                                                     =======   ======   ======

Non cash investing and financing activities consisted
  of the following:
    Common stock issued:
      Conversion of subordinated debt                            $    45,000   60,000        -
      Purchase of property or equipment                                2,976    5,897    1,143
    Property, plant and equipment exchanged for receivables            5,318        -        -
    Former parent of subsidiary contribution                           4,785        -        -
                                                                     -------   ------   ------
                                                                 $    58,079   65,897    1,143
                                                                     =======   ======   ======

          See accompanying notes to consolidated financial statements.

                        UNITED STATES FILTER CORPORATION

                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                   Years ended March 31, 1996, 1997 and 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of United States Filter Corporation and wholly owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

   REVENUE RECOGNITION

     Method of Accounting for Contracts

     The accounting records of the Company are maintained and income is reported for financial reporting and income tax purposes for long-term contracts under the percentage-of-completion method of accounting. Under this method, an estimated percentage for each contract, based on the cost of work performed to date that has contributed to contract performance compared to the estimated cost, is applied to contract price and recognized as revenue. Provision is made for the entire amount of future estimated losses on contracts in progress in the period such losses are determined. Claims for additional contract compensation due the Company are not reflected in the accounts until the year in which such claims are allowed, except where contract terms specifically provide for certain claims.

     Contract costs include all direct material and labor and indirect costs related to contract performance. General and administrative expenses are charged to expense as incurred.

     Products and Services

     Sales of other products and services are recorded as products are shipped or services rendered.

   INCOME TAXES

     Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse.

     United States income taxes are not provided on the undistributed earnings of its non-U.S. subsidiaries as such earnings are intended to be indefinitely reinvested in those operations.

   FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in a functional currency other than U.S. dollars are translated into U.S. dollars at the current rate of exchange existing at period-end and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are included as a separate component of shareholders' equity. Transaction gains and losses included in net income (loss) are immaterial. The effects of exchange rate changes on cash are immaterial as of March 31, 1997 and 1998 and for each of the years in the three year period ended March 31, 1998.

   INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives of the respective assets which range from three to 40 years. Leasehold improvements are amortized on the straight-line method over the lesser of their estimated useful lives or the related lease term.

   COSTS IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED

     Costs in excess of net assets of businesses acquired are amortized on the straight-line method over a 20- to 40-year life. The Company evaluates the recoverability of these costs based upon expectations of non-discounted cash flows of each subsidiary.

   INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

     Investments in unconsolidated joint ventures are accounted for using the equity method. The Company's share of earnings or losses from these joint ventures is reflected in income and dividends are credited against the investment when received.

   NET UNAMORTIZED DEBT ISSUANCE COSTS

     Net unamortized debt issuance costs, aggregating $16.9 million and $11.2 million at March 31, 1997 and 1998, respectively, have been deferred and are being amortized over the term of the related debt ranging from five to ten years.

   WARRANTIES

     The Company`s products are generally warrantied against defects in material and workmanship for a period of one year. The Company has accrued for estimated future warranty costs.

   ENVIRONMENTAL EXPENDITURES

             Expenditures for environmental protection are expensed or capitalized, as appropriate. Costs associated with remediation activities are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.

   ADVERTISING

     Costs incurred for advertising, including costs incurred under the Company's U.S. cooperative advertising program with its dealers and franchisees, are expensed when incurred.

   USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amount of the Company's revolving credit facility approximates its fair value because the interest rate on the instrument changes with market interest rates. The fair value of the Company's long-term debt (including current portion) is estimated to be equal to the carrying amounts based on quoted market prices for similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

   INCOME (LOSS) PER COMMON SHARE

     Income (loss) per common share is computed based on the weighted average number of shares outstanding and in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share". Dilutive securities consisting of convertible preferred stock, convertible subordinated debt and common stock options are included in the computation of income (loss) per diluted share when their effect is dilutive. Accordingly, "Basic EPS" and "Diluted EPS" were calculated as follows:

                                                              1996           1997             1998
                                                           ----------     ----------      -----------
BASIC                                                        (in thousands, except per share data)

 Net income (loss)                                         $   9,420         48,393         (305,401)
 Dividends on preferred common stock                            (536)             -   ***          -    ***
                                                           ---------      ---------       ----------
 Net income (loss) applicable to common shares             $   8,884         48,393         (305,401)
                                                           =========      =========       ==========

 Weighted average shares outstanding                          78,953        102,250          139,867
                                                           =========      =========       ==========
 Basic income (loss) per common share                      $    0.11           0.47            (2.18)
                                                           =========      =========       ==========

 DILUTED
 Net income (loss) applicable to common shares             $   8,884         48,393         (305,401)
 Add:
    Effect on net income (loss) of conversions of
     convertible subordinated debt                                 -    *         -   *            -    *

                                                           ---------      ---------       ----------
 Adjusted net income (loss) applicable to common shares    $   8,884         48,393         (305,401)
                                                           =========     ==========      ===========
 Weighted average common shares outstanding                   78,953        102,250          139,867
 Add:
   Exercise of options                                         1,299          4,359                -    **
   Assumed conversion of subordinated debt                         -    *         -   *            -    *
                                                           ---------      ---------       ----------
 Adjusted weighted average common shares outstanding          80,252        106,609          139,867
                                                           =========      =========       ==========
 Diluted income (loss) per common share                    $    0.11           0.45            (2.18)
                                                           =========      =========       ==========

-------------------
* The calculation of Diluted EPS for the years ended March 31, 1996, 1997 and 1998 does not assume conversion of subordinated debt as its effect would be antidilutive to income (loss) per common share.

** The calculation of Diluted EPS for the year ended March 31, 1998 does not assume the exercise of options as the effect would be antidilutive to loss per common share. Under the treasury stock method, the exercise of all outstanding options would have increased the weighted average number of shares by 2,449,000 for the year ended March 31, 1998.

*** On March 4, 1996, the preferred shareholder tendered its Series A Preferred Stock for conversion into Company common stock thus eliminating further dividends.

     RECLASSIFICATIONS

     Certain amounts in the 1997 consolidated financial statements have been reclassified to conform with the 1998 presentation.

(2)  CASH AND CASH EQUIVALENTS

     Cash equivalents consist of demand deposits and certificates of deposit with original maturities of 90 days or less.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

(3)  SHORT-TERM INVESTMENTS

     Short-term investments consist of highly liquid municipal issues available for sale with original maturities of more than 90 days when purchased, and are carried at amortized cost, which approximates market value.


(4)   INVENTORIES

      Inventories at March 31, 1997 and 1998 consist of:

                                                                                    1997                 1998
                                                                               --------------      --------------
                                                                                         (in thousands)

Raw materials                                                                $        75,967              130,501
Work-in-process                                                                       66,407              102,198
Finished goods                                                                       150,040              240,999
                                                                             ---------------      ---------------
                                                                             $       292,414              473,698
                                                                             ===============      ===============

(5)   PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment at March 31, 1997 and 1998 consist of:

                                                                                     1997               1998
                                                                           --------------     --------------
                                                                                        (in thousands)

Land                                                                         $        41,810             273,307
Buildings and improvements                                                           139,214             311,311
Equipment                                                                            250,372             457,584
Furniture and fixtures                                                                65,415             105,079
Vehicles                                                                              14,477              21,449
Construction in progress                                                              18,668              35,714
                                                                             ---------------       -------------
                                                                                     529,956           1,204,444
Less accumulated depreciation                                                       (131,529)           (244,425)
                                                                             ---------------       -------------
                                                                             $       398,427             960,019
                                                                             ===============       =============

(6)  INVESTMENT IN LEASEHOLD INTERESTS

     The Company has concession agreements to operate wastewater treatment plants in Mexico. The terms of the concessions are approximately 15 to 18 years, as amended, and include monthly payments to be received by the Company at various prices per cubic meter of sewage treated at the facilities based upon the Company's initial investments, fixed operating expenses and variable operating expenses. The Company is amortizing the investments on a straight-line basis over the terms of the concessions. Accumulated amortization at March 31, 1997 and 1998 totaled $3.2 million and $4.7 million, respectively. The investments are stated at cost which is not impaired based on projected non-discounted future cash flows.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

(7) COSTS IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED

     Costs in excess of net assets of businesses acquired and accumulated amortization at March 31, 1997 and 1998 consists of the following:

                                                                                   1997                  1998
                                                                             ---------------       ---------------
                                                                                        (in thousands)
Costs in excess of net assets of businesses acquired                         $       838,140             1,362,813
Less accumulated amortization                                                        (23,620)              (50,037)
                                                                             ---------------       ---------------
                                                                             $       814,520             1,312,776
                                                                             ===============       ===============

 (8)   OTHER ASSETS

       Other assets at March 31, 1997 and 1998 consist of:

                                                                                      1997                 1998
                                                                                 --------------       --------------
                                                                                             (in thousands)
Investment in joint ventures at equity                                           $    10,645                14,141
Long-term receivables and advances                                                     7,837                 4,960
Other assets at amortized cost:
 Developed technology                                                                      -                93,966
 Trademarks                                                                           44,160                42,947
 Deferred debt costs                                                                  16,939                11,154
 Operating permits and development costs                                               5,994                10,054
 Patents                                                                               3,074                 4,990
 Other                                                                                92,523               137,103
                                                                                 -----------          ------------
                                                                                 $   181,172               319,315
                                                                                 ===========          ============

     The above amounts reflect accumulated amortization of $8.7 million and $14.1 million at March 31, 1997 and 1998, respectively.

(9) ACQUISITIONS

     Acquisitions  Accounted for as Poolings of Interests
     ----------------------------------------------------

     As of December 31, 1997, a wholly-owned subsidiary of the Company completed the acquisition of The Kinetics Group, Inc. ("Kinetics") in a tax-free reorganization. In connection with the acquisition, the Company issued 5,803,803 shares of the Company's common stock for all of the outstanding common stock of Kinetics (0.5824 share of the Company's common stock for each outstanding share and each outstanding option or other right to acquire a share of Kinetics common stock). In addition, the Company assumed approximately $50.0 million of third party institutional debt.

     Kinetics, based in Santa Clara, California, is a provider and manufacturer of sophisticated high-purity process piping systems and is also a leading integrator in the United States of high purity water, fluid and gas handling systems that are critical to the pharmaceutical, biotechnology and micro electronics industries.

     This transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and notes thereto for all periods presented have been restated to include the accounts of Kinetics. In restating the Company's historical financial statements for the pooling of interests with Kinetics, the Company's balance sheet as of March 31, 1997

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

   was combined with Kinetics audited balance sheet as of September 30, 1997. The results of the Company for the fiscal year ended March 31, 1997 were combined with historical results of Kinetics for the year ended September 30, 1997; historical results of the Company for the year ended March 31, 1996 were combined with historical results of Kinetics for the year ended September 30, 1996. Accordingly, results of Kinetics for the six month period ended September 30, 1995 (including revenue of $106.9 million and a net income of $2.8 million) are not included in the combined results of operations presented herein. Concurrent with the Company's merger, Kinetics year end was recast to March 31. Accordingly, results of Kinetics for the six month period ended September 30, 1997 (including revenue of $227.4 million and a net loss of $8.5 million) are included in both the restated historical results for the year ended March 31, 1997 and the results for the year ended March 31, 1998. Merger expenses incurred to consummate the Kinetics transaction totaled $4.3 million consisting of investment banking, printing, stock transfer, legal, accounting and governmental filing fees as well as certain other transaction costs and are included in merger, restructuring, acquisition and other related charges in the accompanying consolidated statement of operations for the year ended March 31, 1998.

   Subsequent to the Company's year end, on June 15, 1998, a wholly owned subsidiary of the Company and Culligan Water Technologies, Inc. ("Culligan") consummated a merger and acquisition in a tax-free reorganization. The Company issued approximately 48.6 million shares of the Company's common stock for all of the outstanding common stock of Culligan (1.875 shares of the Company's common stock for each outstanding share and each outstanding option or other right to acquire a share of Culligan common stock, par value $.01). In addition, the Company assumed approximately $491.7 million of third party institutional debt.

   Culligan is a leading manufacturer and distributor of water purification and treatment products and services for household, consumer and commercial applications. Products and services offered by Culligan range from those designed to solve residential water problems, such as filters for tap water and household softeners, to equipment and services, such as ultrafiltration and microfiltration products. Culligan also offers desalination systems and portable deionization services ("PDS"), designed for commercial and industrial applications. In addition, Culligan sells and licenses its dealers to sell under the Culligan trademark five-gallon bottled water.

   This transaction has been accounted for as a pooling of interests and accordingly, the consolidated financial statements and notes thereto for all periods presented have been restated to include the accounts of Culligan. In restating the Company's historical financial statements for the pooling of interests with Culligan, the Company's balance sheets as of March 31, 1997 and 1998 were combined with Culligan's audited balance sheets as of January 31, 1997 and 1998, respectively. The results of the Company for the fiscal years ended March 31, 1996, 1997 and 1998 were combined with the historical results of Culligan for their fiscal years ended January 31, 1996, 1997 and 1998, respectively. Concurrent with its merger with the Company, Culligan's year end was recast to March 31. Accordingly, results of Culligan for the two month period ended March 31, 1998 are not included in the restated results for the fiscal year ended March 31, 1998. Merger expenses incurred to consummate the Culligan transaction totaled $49.2 million consisting of investment banking, printing, stock transfer, legal, accounting and governmental filing fees as well as certain other transaction costs, and were expensed during the quarter ended June 30, 1998 in which the transaction was completed.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

     Reconciliation of the separate results of operations for the Company and Culligan for the fiscal years ended March 31, 1996, 1997 and 1998 are as follows:

                                                                                            YEAR ENDED MARCH 31,
                                                                                 1996               1997               1998
                                                                           --------------     --------------     --------------
                                                                                 (in thousands, except per share data)
Revenues:
 Company (as previously reported)                                       $     1,090,745             1,764,406            3,234,580
 Culligan                                                                       304,502               371,018              505,744
                                                                        ---------------       ---------------      ---------------
     Combined                                                           $     1,395,247             2,135,424            3,740,324
                                                                        ===============       ===============      ===============
Net Income (loss):
 Company (as previously reported)                                       $        30,699                32,508             (299,779)
 Culligan                                                                       (21,279)               15,885               (5,622)
                                                                        ---------------       ---------------      ---------------
     Combined                                                           $         9,420                48,393             (305,401)
                                                                        ===============       ===============      ===============
Net Income (loss) per common share:
Basic:
 As previously reported                                                 $          0.62                  0.51                (3.13)
                                                                        ===============       ===============      ===============
 As restated                                                            $          0.11                  0.47                (2.18)
                                                                        ===============       ===============      ===============

Diluted:
 As previously reported                                                 $          0.61                  0.49                (3.13)
                                                                        ===============       ===============      ===============
 As restated                                                            $          0.11                  0.45                (2.18)
                                                                        ===============       ===============      ===============

   Fiscal 1998 Acquisitions Accounted for as Purchases
   ---------------------------------------------------

     On December 9, 1997, the Company, through a wholly-owned subsidiary, completed its tender offer ("Offer") to purchase all of the outstanding ordinary shares of Memtec, Ltd. ("Memtec"). The total cash purchase price was $397.2 million (including transaction costs of $10.6 million). Memtec is incorporated under the law of the State of New South Wales, Australia and has worldwide operations. Memtec is a leader in the designing, engineering, manufacturing and marketing of an extensive range of filtration products and systems, focusing on two principal areas of the filtration market: industrial filtration and water filtration. Memtec had revenues of approximately $243.6 million and net income of approximately $7.5 million for the year ended June 30, 1997. The purchase price was allocated to the assets and liabilities of Memtec based on their estimated respective fair values. The value of developed technology was approximately $57.2 million, and is being amortized on a straight-line basis over 25 years. The value of other intangible assets including patents, trademarks, license and distribution fees was approximately $7.3 million, and is being amortized over periods ranging from 5 to 12 years.

     The Company also acquired from Memtec certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. Such projects were valued by an independent appraiser using a risk adjusted cash flow model under which expected future cash flows were discounted using rates ranging from 31.9% to 45.9%. The discount rates were determined by various internal and external factors including general economic and industry economic conditions, cost and availability of capital, product completion and technology risk, competition and market acceptance. The future cash flows were based on significant estimates of revenues, cost of goods sold, operating expenses, research and development expenses, capital expenditures, depreciation and interest charges on financed capital expenditures over the next ten years. The estimates of these items included significant assumptions regarding (i) revenue growth, which was assumed to grow from no revenue in the current period for the projects currently in-process to substantially all of the revenue for the Memtec subsidiary over the ten year period as the projects in-process supplant or supersede the current Memtec product offerings; (ii) gross margin, which is projected to improve approximately 5% by the end of the ten year period as the new projects with higher gross margins supplant or supersede the current Memtec product

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

   offerings; (iii) operating expenses as a percentage of sales, which were projected to be 20%. The estimated market value of such in-process research and development projects was $299.5 million and was expensed at the acquisition date. The allocation of the purchase price of Memtec is final and is not expected to change materially subsequent to March 31, 1998.

     Prior to being acquired by the Company, Culligan completed the acquisition of the Water Filtration Business of Ametek, Inc. (the "Water Filtration Business") on August 1, 1997. The purchase price was approximately $157 million, consisting of 3,466,667 shares of Culligan's common stock and cash in lieu of fractional shares. The Water Filtration Business, located in Sheboygan, Wisconsin, manufactures and markets point of use water filtration and treatment products and is a leading supplier in the do-it-yourself, plumbing wholesale, commercial and industrial water treatment markets. The Water Filtration Business had revenues of $68.7 million and net income of $8.2 million for the year ended December 31, 1996.

     The purchase price was allocated to the assets and liabilities of the Water Filtration Business based on their estimated respective fair values. The excess of fair value of net assets acquired of $51.2 million and the value of developed technology of $37.4 million are being amortized on a straight-line basis over 40 years. In connection with this transaction, Culligan also acquired certain in-process research and development projects that had not reached technological feasibility and that had no alternative future use.
   The estimated market value of such in-process research and development projects was $36.3 million and was expensed during fiscal 1998.

     Prior to being acquired by the Company, Culligan also completed the acquisition of Protean plc ("Protean"), a United Kingdom corporation on December 2, 1997. The total cash purchase price was approximately $174.0 million, including transaction costs. Protean is engaged in the design, manufacture and sale of water purification equipment sold primarily to commercial and industrial customers. In connection with the acquisition, Culligan allocated a portion of the purchase price to net assets of discontinued operations. When the Company (subsequent to its fiscal year end) acquired Culligan, the Company decided to retain the Analytical and Thermal Division and reallocated the purchase price of Protean accordingly. The reallocation of the purchase price did not have a material impact on the Company's restated financial position or results of operations.

     The purchase price was allocated to the assets and liabilities of Protean based on their respective fair values. The excess of fair value of net assets acquired of $110.4 is being amortized on a straight-line basis over 40 years. In connection with this transaction, Culligan also acquired certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. The initial estimated market value of such in-process research and development projects was $19.5 million as of March 31, 1998 and was expensed during fiscal 1998. (Subsequent to the Company's fiscal year end, the final estimated market value of such in-process research and development projects was $23.1 million as determined by an independent appraiser. The difference between the initial and final estimated market values of such in-process research and development of $3.6 million was expensed subsequent to March 31, 1998 during the quarter ended June 30, 1998.)

     The Company's acquisition of Memtec as well as Culligan's acquisitions of the Water Filtration Business and Protean have been accounted for as purchases and, accordingly, the results of operation for Memtec, the Water Filtration Business and Protean are included in the consolidated financial statements of the Company from the date of their respective acquisitions. Summarized below are the unaudited pro forma results of operations of the Company as though Memtec, the Water Filtration Business and Protean had been acquired as of April 1, 1997:

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)


                                                   1998
                                              --------------
                                         (in thousands, except
                                             per share data)

     Revenues                                $   4,051,337
                                                 =========
     Net loss                                $    (311,660)
                                                 =========
     Net loss per common share:
         Basic                               $       (2.18)
                                                 =========
         Diluted                             $       (2.18)
                                                 =========


     During the year ended March 31, 1998, the Company completed other acquisitions with an aggregate purchase price, including acquisition costs, of approximately $861.0 million, consisting of $80.0 million in cash and the delivery of approximately 26,515,000 shares of Company common stock. The excess of fair value of net assets acquired was approximately $263.8 million, and is being amortized on a straight-line basis over 40 years.

   Fiscal 1997 Acquisitions Accounted for as Purchases
   ---------------------------------------------------

     On October 25, 1996, the Company acquired all of the outstanding capital stock of the Utility Supply Group, Inc. ("USG") pursuant to an Agreement and Plan of Merger. The purchase price for the acquisition of USG, including acquisition costs, was approximately $40 million, consisting of the repayment of $18.3 million of USG long-term debt paid in cash and the delivery of 771,157 shares of Company common stock.

     USG, headquartered in Waco, Texas, is a distributor of water and wastewater related products and services to industrial and municipal customers throughout the United States.

     The acquisition of USG has been accounted for as a purchase and, accordingly, the results of operations of USG are included in the Company's consolidated statements of operations from the date of acquisition. The excess of fair value of net assets acquired was approximately $18 million, and is being amortized on a straight-line basis over 40 years.

     On October 28, 1996, the Company acquired all of the outstanding capital stock of WaterPro Supplies Corporation ("WaterPro") pursuant to a Stock Purchase Agreement. The purchase price for the acquisition of WaterPro, including acquisition costs, was approximately $91 million, consisting of 3,201,507 shares of Company common stock.

     WaterPro, headquartered in Edina, Minnesota is a national distributor of water and wastewater related products and services for municipal water, sewer authorities and underground contractors, and has locations throughout the United States.

     The acquisition of WaterPro has been accounted for as a purchase and, accordingly, the results of operations of WaterPro are included in the Company's consolidated statements of operations from the date of acquisition. The excess of fair value of net assets acquired was approximately $29 million, and is being amortized on a straight-line basis over 40 years.

     On December 2, 1996, pursuant to an Amended and Restated Purchase and Sale Agreement dated September 14, 1996 between the Company and Wheelabrator Water Technologies Inc. ("Seller"), the Company completed the acquisition of the capital stock of certain of the Seller's subsidiaries and certain other entities, and substantially all of the assets and liabilities of certain other subsidiaries, collectively Wheelabrator's Water Systems and Manufacturing Group ("WSMG"). The purchase price, as amended, for the acquisition of WSMG, including acquisition costs, was approximately $374 million and was paid entirely in cash.

     WSMG provides a broad range of water and wastewater engineering, technology and systems. The acquisition of WSMG has been accounted for as a purchase and, accordingly, the results of operations of WSMG are included in the Company's

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

   consolidated statements of operations from the date of acquisition. The excess of fair value of net assets acquired was approximately $308 million and is being amortized on a straight-line basis over 40 years.

     On January 6, 1997, pursuant to a Purchase and Sale Agreement dated October 7, 1996, between the Company and United Utilities PLC ("United Utilities"), the Company completed the acquisition of the capital stock of certain other subsidiaries, collectively, the Process Equipment Division ("PED") of United Utilities. The purchase price for the acquisition of PED, including acquisition costs, was approximately $166 million in cash and 1,320,312 shares of Company stock.

     PED provides a broad range of water and wastewater engineering, technology and systems. The acquisition of PED has been accounted for as a purchase and, accordingly, the results of operations of PED are included in the Company's consolidated statements of operations from the date of acquisition. The excess of fair value of net assets acquired was approximately $108 million and is being amortized on a straight-line basis over 40 years.

     Supplementary information related to the acquisitions of USG, WaterPro, WSMG and PED is as follows:

                                     (in thousands)
     Assets acquired                     $1,018,537
     Liabilities assumed                   (318,059)
     Common stock issued                   (139,025)
                                         ----------

     Cash paid                              561,453
     Fees and expenses                        3,001
     Less cash acquired                     (11,039)
                                         ----------
                  Net cash paid       $     553,415
                                         ==========

     Summarized below are the unaudited pro forma results of operations of the Company as though Memtec, the Water Filtration Business, Protean, USG, WaterPro, WSMG and PED had been acquired on April 1, 1996:

                                           1997
                                      -------------
                                     (in thousands, except
                                          per share data)

     Revenues                          $ 2,941,278
                                       ===========
     Net income                        $    43,205
                                       ===========
     Net income per common share:
         Basic                         $      0.50
                                       ===========
         Diluted                       $      0.49
                                       ===========


     During the year ended March 31, 1997, the Company completed other acquisitions with an aggregate purchase price, including acquisition costs, of approximately $77 million, consisting of $19.0 million in cash and the delivery of 2,392,768 shares of Company common stock. The excess of fair value of net assets acquired was approximately $65 million, and is being amortized on a straight-line basis over 40 years.

   Divestitures
   ------------

     On March 15, 1997, Culligan disposed of its investment in Anvil holdings, Inc. for total cash proceeds of $50.9 million. The transaction, which included payment of accrued interest receivable and dividends resulted in a pre-tax gain of approximately $31.1 million which is included in other income in the consolidated statement of operations for the year ended March 31, 1998. Proceeds from this transaction were used to reduce outstanding borrowings under Culligan's credit facility.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

(10) RESTRUCTURING CHARGES

     Concurrent with the merger with and into Kinetics and the acquisition of Memtec, the Company designed and implemented a restructuring plan to streamline its manufacturing and production base, improve efficiency and enhance its competitiveness. The restructuring plan resulted in a pre-tax charge of $141.1 million. The plan identifies certain products and technologies acquired in conjunction with the Memtec transaction that supersede products and technologies acquired in earlier acquisitions of membrane related businesses. As a result certain, carrying amounts of goodwill and other intangible assets were determined to be impaired by approximately $55.0 million in accordance with SFAS No. 121, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In determining the amount of the impairment of these assets, the Company valued the assets using the present value of estimated expected future cash flows using discount rates commensurate with the risks involved. The restructuring plan also included closing or reconfiguring of certain facilities and reducing the work force by approximately 350 employees, most of whom work in the facilities to be closed.

     Included in merger, restructuring, acquisition and other related charges are the following:

                                                                                             (in thousands)
Write-down of goodwill and other intangible assets                                               $ 54,950
Asset write-offs, including equipment and facilities                                               47,887
Merger, integration and other acquisition costs                                                    21,135
Severance and related costs                                                                        17,137
                                                                                                 --------
     Total merger, restructuring, acquisition and other related charges                          $141,109
                                                                                                 ========

Cash charges                                                                                     $ 36,431
Non-cash charges                                                                                  104,678
                                                                                                 --------
                                                                                                 $141,109
                                                                                                 ========

     Approximately $15.4 million of merger and restructuring related charges are included in accrued liabilities at March 31, 1998. Additional costs to complete the restructuring plan are not expected to be material.

     As a result of Culligan's acquisition of the Water Filtration Business on August 1, 1997 and the subsequent decision made by Culligan to exit the market for the sale of consumer products in the department store and mass merchant channels, Culligan recorded a merger and restructuring charge of $9.5 million during fiscal 1998. The merger and restructuring charge reflects the costs of integrating and streamlining manufacturing, sales, distribution, research and development and administrative functions in Culligan's point of use business. Included in the $9.5 million merger and restructuring charge are $0.7 million for severance costs related to the elimination of redundant employees, $1.3 million related to the write down of receivables, $2.5 million related to the write-down of excess property, equipment and other assets, $0.7 million representing legal and other professional fees and $4.3 million for the write down of excess inventory.

     After an income tax benefit of $38.2 million, total non-recurring charges during the year of $505.9 million (including purchased in-process research and development charges totaling $355.3 and merger, restructuring, acquisition and other related charges totaling $150.6) reduced earnings in fiscal 1998 by $467.7 million.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

(11)   CONTRACT BILLING STATUS

     Information with respect to the billing status of contracts in process at March 31, 1997 and 1998 is as follows:

                                                                                      1997                    1998
                                                                                --------------           --------------
                                                                                            (in thousands)
Contract costs incurred to date                                                $        971,292              1,348,386
Estimated profits                                                                       160,949                255,347
                                                                               ----------------       ----------------
Contract revenue earned to date                                                       1,132,241              1,603,733
Less billings to date                                                                (1,063,372)            (1,475,871)
                                                                               ----------------       ----------------
Cost and estimated earnings in excess of billings, net                         $         68,869                127,862
                                                                               ================       ================

     The above amounts are included in the accompanying consolidated balance sheets as:

Costs and estimated earnings in excess of billings on
 uncompleted contracts                                                         $       130,310                 217,935
Billings in excess of costs and estimated earnings on
 uncompleted contracts                                                                 (61,441)                (90,073)
                                                                                ---------------       -----------------
                                                                               $        68,869                 127,862
                                                                               ===============       =================

     Accounts receivable include retainage which has been billed, but is not due pursuant to retainage provisions in construction contracts until completion of performance and acceptance by the customer. This retainage aggregated $21.7 million and $16.1 million at March 31, 1997 and 1998, respectively. Substantially all retained balances are collectible within one year.

(12)      LONG-TERM DEBT

   Long-term debt at March 31, 1997 and 1998 consists of the following:

                                                                                  1997                     1998
                                                                             --------------           --------------
                                                                                         (in thousands)
Mortgage notes payable, secured by land and buildings,
 interest rates ranging from 2.0% to 10.0%, due in 1999
 through 2013                                                                $        13,304                15,582
Guaranteed bank notes, interest rates ranging from
 2.0% to 9.2%, due in 1999 through 2004                                               40,474               425,863
Unsecured notes payable, interest rates ranging from 3.8%
 to 10.1%, due in 1999 through 2008                                                   24,954                66,289
Other                                                                                 13,333                15,531
                                                                             ---------------       ---------------
                                                                                      92,065               523,265
Less current portion                                                                 (24,370)             (118,849)
                                                                             ---------------       ---------------
                                                                             $        67,695               404,416
                                                                             ===============       ===============

     The aggregate maturities of long-term debt for each of the five years subsequent to March 31, 1998 are as follows: 1999, $118.8 million; 2000, $78.2 million; 2001, $16.6 million; 2002, $274.6 million; 2003, $9.7 million;
   and thereafter, $25.4 million.

     The Company has a long-term, unsecured revolving line of credit with a bank of up to $750.0 million, of which $544.1 million was outstanding at March 31, 1998 and is included in notes payable in the accompanying consolidated balance sheet. The line of credit expires December 2001 and bears interest at 0.15% above the bank's base rate or at variable rates

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

   of up to 0.45% above certain Eurocurrency rates. The line of credit is subject to certain covenants for which the Company was in compliance at March 31, 1998. At March 31, 1998, $40.1 million of standby letters of credit were issued under this line of credit.

     In connection with the acquisitions of Kinetics, Memtec, and Culligan, the Company assumed through its subsidiaries three additional loan agreements with banks. One agreement provides a revolving line-of-credit with borrowings of up to $100.0 million, of which no amounts were outstanding at March 31, 1998. Borrowings under this agreement bear interest at the banks reference rate or other interest rate options that a subsidiary may select. The second agreement is a Multi-Option, Multi-Currency Master Facility that provides borrowings of up to $60.0 million, of which $30.7 million was outstanding as of March 31, 1998. Borrowings under this agreement bear interest at LIBOR plus 0.75%. The third agreement is a $300 million multi-currency revolving credit facility (the "Culligan Credit Facility"), of which $287.8 was outstanding at March 31, 1998. Borrowings under the Culligan Credit Facility bear interest at the bank's prime rate or other interest rate options that a subsidiary may select. The Company anticipates that it will terminate all three of these agreements during fiscal 1999.

(13) CONVERTIBLE SUBORDINATED DEBT

     On December 11, 1996, the Company sold $414.0 million aggregate principal amount of 4.5% Convertible Subordinated Debentures due December 15, 2001 (the "Debentures"). The Debentures are convertible into common stock at any time prior to maturity, redemption or repurchase at a conversion price of $39.50 per share, subject to adjustments in certain circumstances. The Debentures are not redeemable prior to December 15, 1999, at which time the Debentures become redeemable at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid interest to the date of redemption. Interest is payable semi-annually on June 15 and December 15, commencing June 15, 1997.

     On September 18, 1995 the Company sold $140.0 million aggregate principal amount of 6% Convertible Subordinated Notes due September 15, 2005 (the "Notes"). The Notes are convertible into common stock at any time prior to maturity, redemption or repurchase at a conversion price of $18.33 per share, subject to adjustment in certain circumstances. The Notes are not redeemable prior to September 23, 1998 at which time the Notes become redeemable at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid interest to the date of redemption. Interest is payable semi-annually on March 15 and September 15 of each year, commencing on March 15, 1996.

     Effective August 31, 1994, the Company issued $45.0 million of convertible subordinated debt with common stock purchase warrants in connection with an acquisition. On September 18, 1995, these warrants to purchase 3.8 million shares of Company common stock were exercised in exchange for the delivery of the $45.0 million principal amount of subordinated debt.

     On October 20, 1993, the Company issued $60.0 million aggregate principal amount of 5% convertible subordinated debentures due October 15, 2000. As of October 25, 1996, all of such debentures were converted into a total of approximately 4.4 million shares of Company common stock pursuant to the terms of the debentures.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

(14)  ACCRUED LIABILITIES

   Accrued liabilities at March 31, 1997 and 1998 consist of the following:

                                                                                    1997                   1998
                                                                              --------------          --------------
                                                                                            (in thousands)
Payroll, benefits and related taxes                                          $        86,669              116,229
Accrued job costs and customer deposits                                               78,610              105,125
Relocation and closure costs                                                          41,088               96,019
Warranty                                                                              27,092               47,248
Sales, property and other taxes                                                        9,647               42,497
Sales commissions                                                                     10,014               15,630
Professional fees                                                                      2,153               10,510
Interest                                                                               7,978                9,892
Future remediation                                                                    10,625                2,760
Other                                                                                 38,611               89,419
                                                                             ---------------      ---------------
                                                                             $       312,487              535,329
                                                                             ===============      ===============

(15)  INCOME TAXES
     Income tax expense (benefit) from continuing operations for the years ended March 31, 1996, 1997 and 1998 consist of:

                                                                         1996                    1997                  1998
                                                                   --------------          --------------        --------------
                                                                                             (in thousands)
Federal:
 Current                                                           $        18,362                18,322                14,879
 Deferred                                                                    3,651                 3,464                17,625
State:
 Current                                                                     3,930                 5,860                 3,345
 Deferred                                                                     (566)               (1,476)                2,372
Non-U.S.:
 Current                                                                     7,735                10,787                   (63)
 Deferred                                                                    2,127                (6,012)               10,063
                                                                   ---------------       ---------------       ---------------
                                                                   $        35,239                30,945                48,221
                                                                   ===============       ===============       ===============

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

          Total income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal corporate tax rate of 34% for 1996 and 35% for 1997 and 1998 to income (loss) from continuing operations before income taxes as a result of the following:

                                                                          1996                     1997                1998
                                                                    --------------           --------------       --------------
                                                                                              (in thousands)
Expected income tax provision                                      $        15,184                27,768               (90,013)
Permanent differences                                                       14,636                 7,745                22,202
Non-deductible expenses related to purchased in-process
 research and development and merger, restructuring,
 acquisition and other related charges                                          --                    --               113,949
State franchise tax, net of Federal tax benefit                              2,624                 3,398                 4,285
Change in balance of valuation allowance                                    (5,042)               (9,637)               (1,841)
Difference in U.S. tax rate  and foreign tax rates                           4,398                  (306)                  854
Other                                                                        3,439                 1,977                (1,215)
                                                                   ---------------       ---------------       ---------------
                                                                   $        35,239                30,945                48,221
                                                                   ===============       ===============       ===============

     As of March 31, 1998, the Company has net operating loss carryforwards in France of approximately $14.0 million with an indefinite carryforward period for which income tax benefit was recognized during fiscal 1997. Any benefit of the French loss carryforward was required to be shared equally between the Company and Alcoa until March 31, 1997. As of March 31, 1998, the Company also had net operating loss carryforwards in other non-U.S. countries of approximately $126.5 million which expire from 1999 to indefinite.

     Additionally, as of March 31, 1998, the Company has recognized the future benefit of net operating loss carryforwards generated from Liquipure of $14.4 million. These loss carryforwards expire from 2002 to 2007. These operating loss carryforwards can be used only against future taxable income of Liquipure.

     The Company also has available, at March 31, 1998, other net operating loss carryforwards for U.S. Federal income tax purposes of approximately $68.3 million which expire in 2007 to 2011.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

     The sources and tax effects of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities are as follows:

                                                                                      1997                    1998
                                                                                --------------           --------------
                                                                                             (in thousands)
Deferred tax assets:
 Operating loss carryforwards                                                  $        40,657                91,864
 Inventory                                                                              11,571                11,139
 Allowance for doubtful accounts                                                         9,509                11,574
 Warranty                                                                                2,656                 6,793
 Vacation                                                                                1,465                 4,492
 Other accruals                                                                         47,855                70,139
 Tax credits                                                                               276                   258
 Other                                                                                   1,518                 7,432
                                                                               ---------------       ---------------
                                                                                       115,507               203,691
 Valuation allowance                                                                   (23,551)              (47,432)
                                                                               ---------------       ---------------
      Total deferred tax assets                                                         91,956               156,259
Deferred tax liabilities:
 Depreciation and amortization                                                          22,964                46,080
 Prepaid expenses                                                                          353                   360
 Long-term contracts                                                                    11,123                 4,625
 Trademarks and other intangible assets                                                 19,051                19,898
 Other                                                                                  16,352                17,099
                                                                               ---------------       ---------------
                                                                                        69,843                88,062
                                                                               ---------------       ---------------
      Net deferred tax assets                                                  $        22,113                68,197
                                                                               ===============       ===============

     The Company believes that it is more likely than not that the net deferred tax assets, including Federal net operating loss carryforwards, will be realized prior to their expiration. This belief is based on recent and anticipated future earnings and, in part, on the fact that the Company has completed several acquisitions during and including the three years ended March 31, 1998 of companies with strong earnings potential. A valuation allowance of $47.4 million at March 31, 1998 has been provided primarily for state and foreign net operating losses which may not be realized prior to expiration.

(16) SHAREHOLDERS' EQUITY

     CONVERTIBLE PREFERRED STOCK

     In January 1992 and September 1994, the Company issued 880,000 shares of a new Series A Cumulative Convertible Preferred Stock and 185,185 shares of a new Series B Convertible Preferred Stock, respectively, in connection with acquisitions. On September 18, 1995, the Company repurchased and canceled 139,518 shares of Series B Preferred stock for $4.7 million and converted 45,667 shares of Series B Preferred Stock into 102,750 shares of Company common stock. On March 4, 1996, the holder of the Company's Series A Preferred Stock tendered the 880,000 preferred shares for conversion into 1,980,000 shares of Company Common Stock pursuant to terms of the security.

     COMMON STOCK

     On July 15, 1996, the Company paid in the form of stock dividends a three-for-two split of the Company's common stock. All references herein to income
   (loss) per common share and other common stock information in the accompanying consolidated financial statements and notes thereto have been restated to reflect the split.

     On December 11, 1996, the Company sold 11,804,206 shares of its common stock at $31.625 per share. The net proceeds to the Company, after underwriting discounts and commissions and other related expenses, were $356.2 million.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

     On May 3, 1995, the Company sold 10,350,000 shares of its common stock at $10.00 per share. The net proceeds to the Company, after underwriting discounts and commissions and other related expenses, were $97.4 million.

   OPTIONS

     Under the Company's 1991 Employee Stock Option Plan (the "Plan"), the exercise price of options granted is equal to their fair market value at the date of grant and the maximum term of the option may not exceed 10 years. If the optionee is a holder of more than 10% of the outstanding common stock of the Company, the option price per share is increased to at least 110% of fair market value, and the option term is limited to 5 years. The total number of shares of common stock available under the Plan is approximately 8.9 million shares. Each option granted becomes exercisable on a cumulative basis, 25% six months following the date of grant and 25% on each subsequent anniversary of the grant date until fully vested.

     Under the Company's 1991 Director Stock Option Plan (the "Directors Plan"), the exercise price of options granted was equal to the higher of $2.00 below the market price or 60% of the market price on the date of grant. Effective April 1, 1996 the Directors Plan was amended to grant options equal to their fair market value at the date of grant. Under the Directors Plan, each director of the Company who is not a full-time employee of the Company will receive each year an option to purchase 12,000 shares of common stock. The total number of shares available under the Directors Plan is 562,500 shares. Compensation expense of $0.1 million was recorded in fiscal 1996 related to the Directors Plan.

     The per share weighted-average fair value of stock options granted during fiscal 1996, 1997 and 1998 was $3.40, $8.61 and $13.73 respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1996, 1997 and 1998:

                                                       1996                   1997                 1998
                                                -----------------      -----------------      ----------------
Risk-free interest rate                                6.3%                   6.3%                 5.7%
Expected dividend yield                                 --                     --                   --
Expected stock price volatility                       41.9%                  41.9%                44.9%
Expected remaining life in years                       5                      5                    5

     The Company continues to apply APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) and net income (loss) per common share would have been reduced to the pro forma amounts indicated below:

                                                           YEAR ENDED MARCH 31,
                                                  1996             1997              1998
                                            ---------------   ---------------   ---------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Net income (loss)
     As reported                            $         9,420            48,393          (305,401)
                                             ==============    ==============    ==============
     Pro forma                              $         5,523            34,468          (320,723)
                                             ==============    ==============    ==============
   Net income (loss) per common share:
     Basic:
       As reported                          $          0.11              0.47             (2.18)
                                             ==============    ==============    ==============
       Pro forma                            $          0.06              0.34             (2.29)
                                             ==============    ==============    ==============
     Diluted:
       As reported                          $          0.11              0.45             (2.18)
                                             ==============    ==============    ==============
       Pro forma                            $          0.06              0.32             (2.29)
                                             ==============    ==============    ==============

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

     Pro forma net income (loss) and net income (loss) per common share reflects only options granted after April 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income (loss) and net income (loss) per common share amounts presented above because compensation reflected over the options' vesting period of 10 years and compensation cost for options granted prior to April 1, 1995 is not considered. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the value of an estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of stock options.

     Transactions involving the Plan and Directors Plan are summarized as follows:

                                     NUMBER OF                                AGGREGATE
                                      SHARES          EXERCISE PRICE            VALUE
                                    ----------   ------------------------   --------------
                                                                            (IN THOUSANDS)
     Balance at March 31, 1995       3,557,482       $ 1.35 to 10.95        $       31,942
     Options granted                 3,667,637         1.35 to 18.67                26,952
     Options exercised                (487,886)        1.35 to 10.95                (3,678)
     Options canceled                  (20,626)        8.53 to 10.58                  (183)
                                    ----------   ------------------------   --------------
     Balance at March 31, 1996       6,716,607         1.35 to 18.67                55,033
     Options granted                 3,737,385        12.02 to 34.88                69,621
     Options exercised              (1,932,838)        1.35 to 26.25               (17,653)
     Options canceled                 (203,478)        4.97 to 13.83                (1,328)
                                    ----------   ------------------------   --------------
     Balance at March 31, 1997       8,317,676         1.35 to 34.88               105,673
     Options granted                 1,801,225        26.00 to 37.75                52,383
     Options exercised                (612,346)        1.35 to 27.75                (6,272)
     Options canceled                 (213,632)       13.83 to 30.25                (3,046)
                                    ----------   ------------------------   --------------
     Balance at March 31, 1998       9,292,923       $ 1.35 to 37.75        $      148,738
                                    ==========   ========================   ==============

     At March 31, 1997 and 1998, the number of options exercisable was 3.1 million and 4.7 million, respectively.

     The following table summarizes certain information regarding options outstanding at March 31, 1998.

                                          Weighted          Weighted
        Range of          Number           average           average
     exercise price     of options     remaining life     exercise price
     --------------     ----------     --------------     --------------
     $1.35 to 11.63      3,430,355         6.6  years         $ 6.77
     12.02 to 22.75      3,689,418         8.4                 17.12
     26.00 to 37.75      2,173,150         9.0                 28.33
     --------------     ----------     --------------     --------------
     $1.35 to 37.75      9,292,923         7.9  years          16.00
     ==============     ==========     ==============     ==============

     In connection with the options and convertible subordinated debt, the Company has reserved 20.8 million shares at March 31, 1998 for future issuance.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

(17) RETIREMENT PLANS

     Pursuant to the terms of a collective bargaining agreement, one of the Company's U.S. subsidiaries has a defined benefit pension plan covering substantially all of its hourly employees. Pension plan benefits are generally based upon years of service and compensation. The Company's funding policy is to contribute at least the minimum amounts required by the U.S. Employee Retirement Income Security Act of 1974 ("ERISA") or additional amounts to assure that plan assets will be adequate to provide retirement benefits. Plan assets are invested in broadly diversified portfolios of government obligations, mutual funds and fixed income and equity securities. The accumulated benefit obligation under this plan is not material to the consolidated financial statements.

     A subsidiary of the Company provides pension and health and welfare benefits to employees who are members of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (the "Pipefitters Union") under multiemployer defined benefit plans. Contributions to the Pipefitters Union pension and health and welfare plans were not material to the Company's financial position as of March 31, 1997 and 1998 nor to its results of operations for each of the years in the three year period ended March 31, 1998.

     In connection with the acquisition of Culligan, the Company assumed obligations under certain existing Culligan pension plans. Culligan has pension plans which cover substantially all domestic salaried employees and certain hourly-paid employees. Plans covering salaried employees generally provide pension benefits to employees who complete five or more years of service. Pension benefits are generally based upon years of service and compensation during the final years of employment. Plans covering hourly-paid employees generally provide pension benefits or fixed amounts for each year of service.

     Culligan also has an unfunded supplemental retirement plan for certain employees and unfunded supplemental benefit agreements for two former executives. The annual costs of the supplemental retirement plan and supplemental benefit agreements are included in the determination of net periodic pension cost shown below.

     Net periodic pension cost includes the following components:

                                            FISCAL YEAR ENDED MARCH 31,
                                          1996         1997         1998
                                        --------     --------     --------
                                                  (in thousands)
     Service costs                     $   1,196        1,421        1,345
     Interest cost                         3,297        3,415        3,692
     Actual return on plan assets        (11,289)      (7,362)      (8,590)
     Net amortization and deferral         7,727        3,435        4,287
                                        --------     --------     --------
       Net periodic pension cost       $     931          909          734
                                        ========     ========     ========

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

     The following table presents the plans' status reconciled with amounts recognized as other non-current liabilities in the consolidated balance sheets at March 31, 1997 and 1998:

                                                                        Accumulated             Assets Exceed
                                                                          Benefits               Accumulated
                                                                        Exceed Assets              Benefits
                                                                   ---------------------    ---------------------
                                                                     1997         1998        1997         1998
                                                                   --------     --------    ---------    --------
                                                                               (in thousands)
     Actuarial present value of benefit obligations:
       Vested                                                       $ (1,942)     (3,169)     (37,042)    (41,838)
       Nonvested                                                          --        (245)      (1,845)     (2,156)
                                                                     -------    --------    ---------    --------
     Accumulated benefit obligations                                $ (1,942)     (3,414)     (38,887)    (43,994)
                                                                    ========    ========    =========    ========

     Projected benefit obligations                                  $ (2,011)     (3,482)     (44,978)    (50,577)
     Fair value of plan assets, principally equity securities,
       and corporate and government bonds                                 --       1,119       56,536      62,249
                                                                    --------    --------    ---------    --------
     Projected benefit obligations (in excess of) less than
       plan assets                                                    (2,011)     (2,363)      11,558      11,672
     Unrecognized net gain from past experience different
       from that assumed and effect of changes in assumptions         (1,073)       (405)     (10,222)    (11,692)
     Prior service cost not yet recognized in net periodic
       pension cost                                                      112         262         (955)       (185)
                                                                    --------    --------    ---------    --------
     Prepaid (accrued) pension cost                                 $ (2,972)     (2,506)         381        (205)
                                                                    ========    ========    =========    ========

                                                         1996           1997           1998
                                                      ----------     ----------     ----------
     Actuarial assumptions were:
       Discount rates                                    7.50%       8.00-8.50%     6.25-8.50%
       Rates of increase in compensation levels          6.00%            5.00%     3.75-6.00%
       Expected long-term rate of return on assets       8.50%            8.50%          8.50%

     Plan assets are invested primarily in equity securities and fixed income instruments. The Culligan pension plan does not have significant liabilities other than benefit obligations. The Company's funding policy is to contribute amounts equal to the minimum funding requirements of ERISA.

     The Company also assumed in its acquisition of Culligan a defined benefit health care plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements. The plan is contributory and contains other cost-sharing features such as deductibles and limits on certain coverages. The Company has the right to modify or terminate the plan. The accumulated postretirement benefit obligation and net periodic postretirement benefit cost are immaterial to the Company's consolidated financial position and results of operations.

     The Company has a defined contribution plan (under IRC Section 401(k)) covering substantially all U.S. salaried and hourly participating employees which provide for contributions based primarily upon compensation levels and employee contributions. The Company funds its contributions to these plans as provided by ERISA. Defined contribution plan expense to the Company was $4.7 million, $7.4 million and $11.2 million for the years ended March 31, 1996, 1997 and 1998, respectively.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

(18) BUSINESS SEGMENT DATA AND EXPORT SALES

     The Company's sole business segment is the design, manufacture, operation, distribution and service of equipment and supplies for filtration, water treatment and wastewater treatment for industrial, municipal, commercial and retail customers. No individual customers accounted for 10% or more of revenue in fiscal 1996, 1997 and 1998. Export sales were $64.2 million, $93.9 million and $125.8 million in fiscal 1996, 1997 and 1998, respectively.

     Information about the Company`s operations in different geographic locations for the years ended March 31, 1996, 1997 and 1998 is as follows:

                                                1996           1997           1998
                                            ------------   ------------   ------------
                                                          (in thousands)
     Revenues from unaffiliated
       customers:
         United States                      $  1,079,233      1,608,400      2,743,009
         Non-U.S.                                316,014        527,024        997,315
                                            ------------   ------------   ------------
                                            $  1,395,247      2,135,424      3,740,324
                                            ============   ============   ============

     Operating income (loss):
         United States                      $     35,538         58,152         70,183
         Non-U.S.                                 27,461         41,851       (301,785)
                                            ------------   ------------   ------------
                                            $     62,999        100,003       (231,602)
                                            ============   ============   ============

     Income (loss) before income taxes      $     23,275         42,747         52,183
         United States                            21,384         36,591       (309,363)
                                            ------------   ------------   ------------
         Non-U.S.                           $     44,659         79,338       (257,180)
                                            ============   ============   ============

     Identifiable assets:
         United States                      $    919,363      1,942,113      2,853,959
         Non-U.S.                                376,523        792,812      1,611,486
                                            ------------   ------------   ------------
                                            $  1,295,886      2,734,925      4,465,445
                                            ============   ============   ============

(19) COMMITMENTS AND CONTINGENT LIABILITIES

     COMMITMENTS

     The Company and its subsidiaries lease certain facilities and equipment under various noncancelable long-term and month-to-month leases. These leases are accounted for as operating leases. Rent expense aggregated $12.7 million, $18.5 million and $45.0 million in 1996, 1997 and 1998, respectively.

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

     A summary of the future minimum annual rental commitments as of March 31, 1998, under operating leases follows:

                                               OPERATING
                                                LEASES
                                            --------------
                                            (in thousands)
         Fiscal year ending:
           1999                             $    36,040
           2000                                  28,946
           2001                                  21,705
           2002                                  16,172
           2003                                  11,531
           Thereafter                            35,282
                                             ----------
         Total minimum lease payments       $   149,676
                                             ==========

     CONTINGENT LIABILITIES

     In December of 1995, allegations were made by federal and state environmental regulatory authorities of multiple violations in connection with wastewater discharges at a facility owned by the Company. The Company as part of its acquisition of Polymetrics on October 2, 1995 acquired the facility. The Company has rights of indemnity from the seller which could be available if monetary damages and penalties are incurred in connection with any alleged violations occurring prior to the Company's acquisition of Polymetrics. In the opinion of management, the ultimate liability that may result from the above matter will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     Legal proceedings pending against the Company consist of litigation incidental to the Company's business and in the opinion of management, based in part upon the opinion of counsel, the outcome of such litigation will not materially affect the Company's consolidated financial position or results of operations.

(20) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                        NET INCOME
                                                                     (LOSS) PER SHARE
                                                     NET INCOME   ----------------------
                         REVENUES     GROSS PROFIT     (LOSS)       BASIC      DILUTED
                         ----------   ------------   ----------   ---------   ----------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
     1997
     --------------
     First quarter      $   378,543      108,445        6,031        0.06        0.06
     Second quarter     $   427,982      110,860        2,832        0.03        0.03
     Third quarter      $   560,527      136,297       14,279        0.14        0.13
     Fourth quarter     $   768,372      197,626       25,251        0.21        0.21

     1998
     --------------
     First quarter      $   792,936      195,363       39,295        0.31        0.30
     Second quarter     $   938,358      239,867       33,563        0.26        0.25
     Third quarter      $   969,513      268,773     (389,255)      (2.63)      (2.63)
     Fourth quarter     $ 1,039,517      295,534       10,996        0.07        0.07

                       UNITED STATES FILTER CORPORATION

                               AND SUBSIDIARIES

            Notes to Consolidated Financial Statements (Continued)

(21) SUBSEQUENT EVENTS

     Remarketable or Redeemable Securities Issuance. On May 15, 1998, the Company issued $500 million 6.375% Remarketable or Redeemable Securities due 2011 (Remarketing Date May 15, 2001) and $400 million 6.50% Remarketable or Redeemable Securities due 2013 (Remarketing Date May 15, 2003) (collectively, the "ROARS"). The net proceeds from the sale of the ROARS, including a premium payment to the Company by NationsBanc Montgomery Securities LLC, were $913.6 million. The net proceeds were used to repay indebtedness outstanding under the Senior Credit Facility, indebtedness assumed in the acquisition of Memtec, and a portion of the indebtedness assumed in the acquisition of Culligan.

     Culligan Acquisition. On June 15, 1998, a wholly owned subsidiary of the Company and Culligan consummated a merger and acquisition in a tax-free reorganization. The Company issued approximately 48.6 million shares of the Company's common stock for all of the outstanding common stock of Culligan (1.875 shares of the Company's common stock for each outstanding share and each outstanding option or other right to acquire a share of Culligan common stock, par value $.01). In addition, the Company assumed approximately $491.7 million of third party institutional debt. The merger was accounted for as a pooling of interests (see note 9).

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        UNITED STATES FILTER CORPORATION
Date:  September 14, 1998
                                        By: /s/ Kevin L. Spence
                                            ---------------------------------
                                            Kevin L. Spence
                                            Executive Vice President/
                                            Chief Financial Officer